UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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ARBITRON INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Dear Stockholder:

On behalf of the Board of Directors of Arbitron Inc. (“Arbitron”), I am pleased to invite you to attend the annual meeting of stockholders. The meeting will be held at the Four Seasons Hotel, New York, 57 East 57th Street, New York, New York 10022, on Tuesday, May 24, 2011, at 9:00 AM local time.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow include information about the proposals recommended by Arbitron’s Board of Directors to elect nine (9) individuals to serve as directors of Arbitron, to hold an advisory vote on executive compensation, to hold an advisory vote on the frequency of holding an advisory vote on executive compensation, and to ratify the appointment of KPMG LLP as the independent registered public accounting firm of Arbitron for the fiscal year ending December 31, 2011.

Our Board of Directors believes that a favorable vote for the proposal to elect the nine (9) directors, the compensation of Arbitron’s named executive officers, and for ratification of KPMG as Arbitron’s independent registered public accounting firm for the 2011 fiscal year at the annual meeting is in the best interests of Arbitron and its stockholders, and unanimously recommends a vote FOR the proposals. Additionally, our Board of Directors believes that an annual vote on executive compensation is in the best interests of Arbitron and its stockholders. Accordingly, we urge you to review the accompanying materials carefully and to vote your shares promptly.

It is important that your shares be represented at the meeting. I encourage you to vote your shares promptly using Internet or telephone voting, or by following the instructions on the accompanying proxy card to ensure that your vote is counted at the meeting.

We look forward to seeing you at the meeting.

Sincerely,

William T. Kerr
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 24, 2011

Date:	Tuesday, May 24, 2011
Time:	9:00 AM local time
Place:	The Four Seasons Hotel, New York, 57 East 57th Street, New York, New York 10022
Purposes:	1. To elect nine (9) members of the Board of Directors to serve until the next annual meeting and until their successors have been elected and qualified.
2. To hold an advisory vote on executive compensation.
3. To hold an advisory vote on the frequency of holding an advisory vote on executive compensation.
4. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Arbitron for the fiscal year ending December 31, 2011.
5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Record Date:	March 31, 2011

The matters listed above are fully discussed in the proxy statement accompanying this notice. A copy of our 2010 Annual Report also accompanies this notice.

Stockholders are entitled to one vote for each share of common stock held of record on the record date listed above. A Notice of Internet Availability of Proxy Materials or the proxy statement and the accompanying proxy card will be first mailed to stockholders on or about April 14, 2011.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the accompanying proxy card. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the accompanying proxy card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement. We appreciate your cooperation.

By Order of the Board of Directors

Timothy T. Smith
Executive Vice President, Business Development
  and Strategy, Chief Legal Officer, and Secretary

April 14, 2011

i

ii

ARBITRON INC.
9705 Patuxent Woods Drive
Columbia, Maryland 21046
April 14, 2011

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 24, 2011

We will begin mailing our Notice of Internet Availability of Proxy Materials to our stockholders on or about April 14, 2011.

We are furnishing this proxy statement to our stockholders in connection with a solicitation of proxies by our Board of Directors for use at our 2011 annual meeting of stockholders to be held on Tuesday, May 24, 2011, at 9:00 AM local time at the Four Seasons Hotel, New York, 57 East 57th Street, New York, New York 10022 (the “Annual Meeting”).

Information About the Notice of Internet Availability of Proxy Materials

The Notice of Annual Meeting and proxy statement are available at http://www.arbitron.com/downloads/proxy_2011.pdf, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our 2011 Stockholder Information letter are available at http://www.arbitron.com/downloads/annual_2010.pdf.

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, including our annual report to stockholders, to each stockholder of record, we may furnish proxy materials, including our annual report to stockholders, to our stockholders on the Internet. On or about April 14, 2011 we will send electronically a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to those stockholders who have previously requested to receive their proxy materials on the Internet. Also on or about April 14, 2011, we will begin mailing the E-Proxy Notice to all other stockholders. If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or the annual report to stockholders. Instead, the E-Proxy Notice instructs you as to how you may access and review all of the important information contained in the proxy materials, including our annual report to stockholders. If you have previously signed up on the Internet to receive proxy materials and other stockholder communications on the Internet instead of by mail, you will be receiving the E-Proxy Notice electronically as well. The E-Proxy Notice also instructs you as to how you may submit your proxy on the Internet. If you received the E-Proxy Notice by mail and would like to receive a printed copy of our proxy materials, including our annual report to stockholders, you should follow the instructions for requesting such materials included in the E-Proxy Notice. We may choose to mail written proxy materials, including our annual report to stockholders, to one or more stockholders.

Who Can Vote

If you held any of our common stock at the close of business on March 31, 2011, the record date for the Annual Meeting, you are entitled to receive notice of and to vote at our 2011 Annual Meeting. On that date, there were 27,126,845 shares of common stock outstanding. Our common stock constitutes the only class of securities entitled to vote at the meeting. Stockholders who have not exchanged their Ceridian Corporation common stock certificates for Arbitron Inc. (the “Company”) common stock certificates in connection with the spin-off of Ceridian Corporation by the Company on March 30, 2001, will not be eligible to vote at the Annual Meeting.

Who Can Attend the Annual Meeting

All holders of our common stock at the close of business on March 31, 2011, the record date for the Annual Meeting, or their duly appointed proxies, are authorized to attend the Annual Meeting. If you attend the meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of March 31, 2011, the record date for the Annual Meeting.

Quorum

The presence of a majority of the outstanding shares of our common stock entitled to vote, in person or by proxy, is necessary to constitute a quorum and conduct business at the Annual Meeting. Abstentions and “broker non-votes” will be considered present at the meeting for purposes of determining a quorum. A broker non-vote occurs when a broker holding common stock for a beneficial owner does not vote on a particular matter because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Voting Rights

Each share of our common stock that you hold entitles you to one vote on all matters that come before the Annual Meeting. Inspectors of election will count votes cast at the Annual Meeting.

The affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is necessary for the election of a director. Therefore, the nine individuals with the highest number of affirmative votes will be elected to the nine directorships. Stockholders who do not wish their shares to be voted for a particular nominee may indicate that in the space provided on the proxy card or by following the telephone or Internet instructions. For purposes of the election of directors, broker non-votes, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

If you hold your shares through a broker, it is important that you cast your vote if you want it to count in the election of directors, the advisory vote on executive compensation, and the advisory vote on the frequency of holding an advisory vote on executive compensation. Recent regulatory changes have eliminated the ability of your broker to vote your uninstructed shares in the election of directors, the advisory vote on executive compensation, and the advisory vote on the frequency of holding an advisory vote on executive compensation on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker how to vote with respect to these proposals, no votes will be cast on your behalf.

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast, a majority of votes cast, or the approval of a majority of the votes present in person or represented by proxy and entitled to vote.

The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board of Directors.

The advisory vote on the frequency of holding an advisory vote on the Company’s executive compensation will be determined based on a plurality of the votes cast. This means that the option that receives the most votes will be recommended by the stockholders to the Board of Directors. Abstentions and broker non-votes are not counted for the advisory vote on frequency of advisory votes on the Company’s executive compensation and, therefore, will have no effect on the outcome of the proposal. The results of this vote are not binding on the Board of Directors.

The affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting is necessary to approve the ratification of the appointment of the Company’s independent registered public accounting firm. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote on the ratification of the appointment of the Company’s independent registered public accounting firm.

Voting by Participants in Arbitron Benefit Plans

If you own Arbitron common stock as a participant in one or more of our employee benefit plans, you will receive a single proxy card that covers both the shares credited to your name in your plan account(s) and shares you own that are registered in your name. If any of your plan accounts are not in the same name as your shares of record, you will receive separate proxy cards for your record and plan holdings. Proxies submitted by plan participants in our 401(k) plan will serve as voting instructions to the trustees for the plan whether provided by mail, telephone or the Internet. In the absence of voting instructions from participants in the 401(k) plan, the trustees of the plan will vote the undirected shares in the same proportion as the directed shares.

Granting Your Proxy

You may vote your shares as follows:

•	in person at the Annual Meeting; or

•	by telephone (see the instructions in the E-Proxy Notice); or,

•	by Internet (see the instructions in the E-Proxy Notice); or

•	if you received a printed copy of these proxy materials by mail, by signing, dating, and mailing the enclosed proxy card.

If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for, against, withhold (in the election of directors), or abstain with respect to all, some or none of the matters submitted for stockholder approval.

If your shares are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the Annual Meeting in order to vote.

Other Business

No other matters are to be presented for action at the Annual Meeting other than the items described in this proxy statement. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the meeting. The persons named in the enclosed proxy intend to vote as recommended by the Board of Directors or, if no recommendation is given, in accordance with their judgment on any matters that may properly come before the meeting.

Confidential Voting

It is our policy that the individual stockholder votes are kept confidential prior to the final tabulation of the vote at our stockholders meeting if the stockholder requests confidential treatment. The only exceptions to this policy involve applicable legal requirements and proxy solicitations in opposition to the Board. Access to proxies and individual stockholder voting records is limited to the independent election inspectors (Broadridge Financial Services, Inc.), who may inform us at any time whether or not a particular stockholder has voted.

Revoking Your Proxy

If you submit a proxy, you can revoke it at any time before it is exercised by giving written notice to our Corporate Secretary prior to the Annual Meeting or by timely delivery of a properly exercised, later-dated proxy (including an Internet or telephone vote). You may also attend the Annual Meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date. Unless the context requires otherwise, in this proxy statement, references to “the Company,” “we,” “us,” “our,” “its” or similar terms are to Arbitron Inc. and its subsidiaries.

CORPORATE GOVERNANCE

Corporate Governance Changes for Fiscal Year 2010 and Fiscal Year 2011

Because our Board of Directors and its committees are committed to strong and effective corporate governance and oversight and mitigation of risk, they regularly monitor our corporate governance policies and practices to ensure we meet or exceed the requirements of applicable laws, regulations, and the New York Stock Exchange’s listing standards. For fiscal year 2010 and during fiscal year 2011, the Board’s Compensation and Human Resources Committee made substantial changes to our corporate governance policies and practices including:

•	Eliminating stock options as a form of non-employee director compensation and replacing the initial non-employee director stock option grant and annual non-employee director stock option grant each with deferred stock units;

•	Eliminating the 20% premium for non-employee directors who elected to receive deferred stock units in lieu of cash for retainers and fees;

•	Amending our standard form of non-employee director deferred stock unit grant agreement to provide for: (i) vesting in three equal annual installments beginning on the first anniversary from the date of grant; and (ii) distribution of deferred stock units no sooner than six months following termination of board service;

•	Including performance-based awards in the executive 2010 non-equity incentive plan and long-term incentive plan, designed to encourage management to make decisions that align our long-term goals with our stockholders’ interests; and

•	Adding a clawback provision in our performance cash awards and new executive retention agreements to allow the Company to recoup any excess incentive compensation paid to our named executive officers, or NEOs, and other key members of our executive team, if the financial results on which the awards were based are materially restated due to fraud or misconduct of the executive.

In November 2010, the entire Board of Directors participated in a director continuing education program. During fiscal year 2011, the Board of Directors revised our Policy and Procedure on Trading Securities While in Possession of Material Non-Public Information to expressly prohibit speculation in and hedging of shares of our common stock by persons subject to the policy.

Corporate Governance Policies and Guidelines and Codes of Ethics

Corporate Governance Policies and Guidelines.  We have adopted corporate governance policies and guidelines, which serve as principles for the conduct of the Board of Directors. Our corporate governance policies and guidelines, which meet the requirements of the New York Stock Exchange listing standards, address a number of topics, including, among other things, director qualification standards, director responsibilities, the responsibilities and composition of the Board committees, director access to management and independent advisers, director compensation, management succession, and evaluations of the performance of the Board.

Codes of Ethics.  We have adopted a Code of Ethics and Conduct, which applies to all of our employees, officers and directors, and meets the requirements for such code as set forth in the New York Stock Exchange listing standards. We have also adopted a Code of Ethics for the Chief Executive Officer and Financial Managers, which applies to our Chief Executive Officer, Chief Financial Officer, and all managers in our financial organization, and meets the requirements of a “code of ethics” as defined by the rules and regulations of the SEC.

Where You Can Find These Documents.  Our corporate governance policies and guidelines, Code of Ethics and Conduct and Code of Ethics for the Chief Executive Officer and Financial Managers are available on our Web site at www.arbitron.com, and are also available in print to any stockholder who sends a written request to the Treasury Manager at Arbitron Inc., 9705 Patuxent Woods Drive, Columbia, Maryland 21046.

The Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of risk material to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management, and risk mitigation strategies.

The Board discusses risks related to the Company’s business strategies at strategic planning meetings and at other meetings as appropriate. The Board’s administration of the risk oversight function has not affected the leadership structure of the Board.

The Audit Committee considers risks associated with our overall financial reporting and disclosure process and legal compliance, as well as reviewing the Company’s financial risk exposures and the steps management has taken to monitor, control, and report such exposures. The Audit Committee reviews with management the Company’s guidelines and policies to govern the process by which risk assessment and risk management are undertaken as well as to monitor and control the Company’s exposure to risk. In addition to its regularly scheduled meetings, the Audit Committee meets with the Company’s registered independent public accounting firm in executive sessions at least quarterly.

In consideration of risk associated with executive compensation, the Compensation & Human Resources Committee has designed the Company’s executive compensation programs with the goal of striking a reasonable balance between annual and long-term performance, with a significant portion of compensation being delivered in the form of long-term equity incentives. The Compensation & Human Resources Committee has the ability to exercise its negative discretion to reduce annual cash incentives earned by the executives based on the quality of earnings, individual performance and other factors that are appropriate influences on compensation. Additionally, some of the equity grants contain clawback provisions, which we believe discourage inappropriate risk-taking.

Independence of Directors

Under the listing standards of the New York Stock Exchange, and pursuant to our corporate governance policies and guidelines, we are required to have a majority of “independent” directors and a nominating/corporate governance committee, compensation committee, and audit committee, each composed solely of independent directors. In determining director independence, the Board broadly considers all relevant facts and circumstances, including the rules of the New York Stock Exchange. The Board considers these issues not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with Arbitron or its management that may impair the director’s ability to make independent judgments.

The Board of Directors has evaluated the status of each director and affirmatively determined that Mss. Archambeau and Farber and Messrs. Guarascio, Devonshire, Dimling, Kittelberger, Nogales, and Post are independent. Mr. Kerr is not independent because he is an employee of the Company. In addition, although Mr. Devonshire serves on the audit committee of more than three publicly-traded companies, the Board of Directors has affirmatively determined that such simultaneous service does not impair his ability to serve on our Audit Committee. Each current member of our Compensation and Human Resources Committee, our Nominating and Corporate Governance Committee, and our Audit Committee is independent.

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in order to promote independence, manage the relationship between the Board and the CEO, promote oversight of risk, and mitigate potential conflicts of interest. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO, sets the agenda for Board meetings, and presides over meetings of the full Board and the executive sessions of nonmanagement directors described below.

ELECTION OF DIRECTORS
(Proposal 1)

Our business is managed under the direction of our Board of Directors (the “Board”), which currently is composed of nine directors. Our bylaws provide for the annual election of directors. The current terms of office of all of our directors expire at the 2011 Annual Meeting. Our Board has renominated each of the nine directors currently serving on the Board to serve as directors for a one-year term until the 2012 annual meeting of stockholders. Each of the nominees has consented to serve if elected.

The Board of Directors recommends a vote FOR and solicits proxies in favor of each of the nominees named below. Proxies cannot be voted for more than nine people. Our Board has no reason to believe that any of the nominees for director will be unable or unavailable to serve. However, if any nominee should for any reason become unable or unavailable to serve, proxies will be voted for another nominee selected by the Board. Alternatively, proxies, at our Board’s discretion, may be voted for a fewer number of nominees as a result of a director’s inability or unavailability to serve. Each person elected will hold office until the 2012 annual meeting of stockholders and until his or her successor is duly elected and qualified, or until earlier resignation or removal.

The following is biographical information concerning the nine nominees for election as directors of Arbitron:

Nominees for Election as Directors

Shellye L. Archambeau, age 48

•	Director of Arbitron since November 2005

•	Chief Executive Officer of MetricStream, Inc. (formerly Zaplet, Inc.), a provider of enterprise software that allows corporations in diverse industries to manage quality processes, regulatory and industry-mandated compliance activities and corporate governance initiatives, since 2002

•	Chief Marketing Officer and Executive Vice President of Sales of Loudcloud, Inc. (now Opsware Inc.), a leader in Internet infrastructure services, from 2001 to 2002

•	Chief Marketing Officer of NorthPoint Communications, from 2000 to 2001

•	Director of the Information Technology Senior Management Forum; director of Watermark, a non-profit organization for women leaders; and director of Silicon Valley Leadership Group, a nonprofit organization that addresses major public policy issues affecting the economic health and quality of life in Silicon Valley

Ms. Archambeau has leadership experience as a chief executive and as a sales and marketing officer. Ms. Archambeau’s executive experience includes active supervision of individuals engaged in preparing and analyzing complex financial statements, which experience is valuable as a member of our audit committee. Ms. Archambeau’s marketing experience enables her to provide strategic insights for our business.

David W. Devonshire, age 65

•	Director of Arbitron since August 2007

•	Executive Vice President and Chief Financial Officer of Motorola, Inc., a telecommunications company, from March 2002 to March 2007

•	Executive Vice President and Chief Financial Officer of Ingersoll-Rand, a diversified industrial company, from December 1997 to March 2002

•	Senior Vice President and Chief Financial Officer of Owens Corning, a fiberglass manufacturing company, from July 1993 to December 1997

•	Director and chairman of the audit committee and the executive committee of Roper Industries, Inc., a New York Stock Exchange listed diversified industrial company; director and member of the audit committee and the compensation committee of ArvinMeritor, Inc., a New York Stock Exchange listed supplier of integrated systems, modules and components to the motor vehicle industry; director and member of the audit committee and the compensation committee of Career Education Corporation, a NASDAQ listed educational services company; an advisory board member of L.E.K. Consulting; an advisory board member of CFO Magazine; a trustee of Shedd Aquarium; an advisory board member of Waterstone Capital, LLC; and a financial advisor to Harrison Street Capital LLC.

Mr. Devonshire brings finance, accounting, and financial reporting experience as a public company chief financial officer. Mr. Devonshire currently also serves on the audit committees of several public companies. Mr. Devonshire’s significant financial experience uniquely enables him to provide analysis and insight to our audit committee as well as our finance, strategic planning, accounting, and internal audit functions.

John A. Dimling, age 73

•	Director of Arbitron since January 2010

•	Chairman Emeritus of Nielsen Media Research, Inc. (“Nielsen”), a marketing and media information company, from January 2006 to April 2008

•	Chairman of Nielsen, from January 2002 to January 2006

•	President and Chief Executive Officer of Nielsen, from July 1998 to December 2001

•	President and Chief Operating Officer of Nielsen, from August 1993 to June 1998

•	Chairman, NetRatings, Inc., a marketing and media information company, from May 2002 to June 2007

Mr. Dimling has a deep understanding of the media audience ratings marketplace as well as experience running a leading publicly-traded ratings company. Mr. Dimling’s experience and insight gained as a chief executive of a media audience ratings company is particularly important as we work to develop new services and enhance existing services.

Erica Farber, age 58

•	Director of Arbitron since September 2010; and previously a director of Arbitron from March 30, 2001 to July 14, 2006

•	Founder and Chief Executive Officer of The Farber Connection LLC, a consulting and internet service provider to the radio industry, since 2010

•	Publisher and President of Radio & Records, Inc. a division of Nielsen and publisher and information service provider to the radio industry, from 2006 to 2009

•	Publisher and Chief Executive Officer of Radio & Records, Inc. from 1996 to 2006

•	Chief Operating Officer of Radio & Records, Inc. from 1994 to 1996

Ms. Farber has extensive experience in the communications industry, including radio, television, and publishing. Ms. Farber’s experience in the communications industry, including through her current radio consulting career, assists her in providing valuable advice and insight to the Company regarding its current operations and potential areas of expansion.

Philip Guarascio, age 69

•	Director of Arbitron since March 2001; Chairman of the Board since May 2009

•	Chairman and Chief Executive Officer of PG Ventures LLC, a marketing consulting firm, since May 2000

•	Vice President, General Manager of General Motors Corporation’s North America Advertising and Corporate Marketing, from July 1994 to May 2000

•	A consultant to William Morris Endeavor Agency, since January 2001

•	A director of Papa John’s International Inc., a NASDAQ-listed company and the third-largest pizza company in America; director of Aerva, a private digital to text company; director of AdSpace Networks, Inc., a private Internet company that provides advertising space for a variety of advertising venues

•	Formerly a director of AVP, Inc., a lifestyle sports entertainment company focused on the production, marketing, and distribution of professional beach volleyball events worldwide

Mr. Guarascio has extensive experience in the advertising and marketing industries, including as a senior executive with General Motors Corporation. Mr. Guarascio’s advertising, marketing, and strategic expertise allow him to provide valuable insight on matters important to our customers and other users of our services as well as strategic plans relating to our business.

William T. Kerr, age 69

•	Director of Arbitron since May 2007

•	President and Chief Executive Officer of Arbitron since January 2010

•	Chairman of the Board of Directors of Meredith Corporation, a New York Stock Exchange listed diversified media company that publishes magazines and special interest publications and also owns and operates local television stations, from July 2006 to February 2010, and a member of the Meredith Corporation Board of Directors from 1994 to March 2010

•	Chairman and Chief Executive Officer of Meredith Corporation from January 1996 until June 2006

•	President and Chief Operating Officer of Meredith Corporation, from 1994 to 1996, President, Magazine Group and Executive Vice President of Meredith, from 1991 to 1994

•	President, Magazine Group and Vice President of the New York Times Company, a media company, from 1984 to 1991

•	A member of the Boards of Directors of The Interpublic Group of Companies, Inc., a New York Stock Exchange listed marketing communications and marketing services company, since November 2006; Whirlpool Corporation, a New York Stock Exchange listed appliance manufacturer, since June 2006; The Principal Financial Group, Inc., a New York Stock Exchange listed financial services company from 2001 to February 2010; and a member of the Board of Penton Media, Inc., a private firm

Having served as the chairman, president and chief executive officer of Meredith Corporation, Mr. Kerr has a wealth of executive management experience leading a publicly-traded media company. Mr. Kerr also has extensive experience serving as a director of the boards of large public companies. His executive leadership experience, his experience as a director, as well as his familiarity with our Company makes him particularly well-suited to be a member of the Board of Directors.

Larry E. Kittelberger, age 62

•	Director of Arbitron since March 2001

•	Senior Vice President, Technology and Operations of Honeywell International, Inc., a New York Stock Exchange listed diversified technology and manufacturing company, from September 2006 to April 2010

•	Senior Vice President, Administration, and Chief Information Officer of Honeywell International, Inc., from August 2001 to September 2006

•	Senior Vice President and Chief Information Officer of Lucent Technologies Inc., a systems, services and software company, from December 1999 to August 2001

•	Senior Vice President and Chief Information Officer of Allied Signal, Inc., an advanced technology and manufacturing firm, from 1995 to December 1999

•	Until its acquisition by affiliates of Texas Pacific Group on December 19, 2006, a director of Aleris International, Inc. (formerly Commonwealth Industries, Inc.), a publicly-traded recycler of aluminum and zinc and manufacturer of aluminum sheet

Mr. Kittelberger has a history of demonstrated leadership as a senior executive of technology and manufacturing companies. His significant experience with technology companies is particularly valuable for us as he can provide strategic input on developing, enhancing, and exploiting our technologies.

Luis G. Nogales, age 67

•	Director of Arbitron since March 2001

•	Managing Partner, Nogales Investors LLC, a private equity investment firm, since 1989

•	Chairman and Chief Executive Officer of Embarcadero Media, Inc., a private company that owned and operated radio stations throughout California and Oregon, from 1992 to 1997

•	A director of KB Home, a New York Stock exchange listed company that is one of America’s largest homebuilders; a director and member of the audit committee of Edison International, a New York Stock Exchange listed international electric power generator, distributor and structured finance provider and a director and member of the audit committee of Southern California Edison, a subsidiary of Edison International

Mr. Nogales has an extensive background in the media and broadcasting sector. Mr. Nogales provides a unique perspective as a private equity investor who intimately understands the concerns of stockholders as well as from his experience as a director of other public companies.

Richard A. Post, age 52

•	Director of Arbitron since March 2001

•	Since April 2006, a private investor

•	Managing Member of PL Management LLC, from October 2008 to December 2010

•	President and Chief Executive Officer of Autobytel Inc., a NASDAQ listed Internet automotive marketing services company, from April 2005 to March 2006

•	Private investor, from January 2003 to April 2005

•	Managing Partner of LoneTree Capital Partners, a venture capital firm, from July 2000 to December 2002

•	Executive Vice President and Chief Financial Officer of MediaOne Group, Inc., a broadband and wireless communications company, and President of MediaOne Capital Corp., a subsidiary of MediaOne Group, Inc., from June 1998 to July 2000

•	Chief Financial Officer of U S WEST Media, a communications company, from December 1996 to June 1998

•	President, Corporate Development of U S WEST, Inc., from June 1996 to December 1996

•	Vice President, Corporate Development of U S WEST Media, from January 1996 to June 1996

•	President, U S WEST Capital Assets, from July 1993 to June 1998

•	A director of Autobytel Inc., from 1999 to June 2006

Mr. Post has extensive experience in the finance and corporate development areas, including as a chief financial officer as well as the chief executive officer of a publicly-traded company. This experience allows Mr. Post to provide guidance and counsel in his role as chairman of our audit committee and in our strategic planning activities.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH ABOVE.

Executive Sessions of Nonmanagement Directors

Consistent with the New York Stock Exchange listing standards, our corporate governance policies and guidelines provide that, in order to promote open discussion among nonmanagement directors, the Board will devote a portion of each regularly scheduled Board meeting to executive sessions without management participation. Our corporate governance policies and guidelines provide that if the group of nonmanagement directors includes directors who are not independent, as defined in the New York Stock Exchange listing standards, it is the Company’s policy that at least one such executive session convened per year shall include only independent directors.

Communicating with the Board of Directors

Interested third parties may communicate with the Board of Directors by e-mailing correspondence directly to our Chair of the Board of Directors at nonmanagementdirectors@arbitron.com. Our Chair will decide what action should be taken with respect to any such communication, including whether such communication will be reported to the Board of Directors.

Meetings of the Board of Directors

The Board of Directors held 12 meetings in 2010, including meetings by telephone conference, and acted by unanimous written consent three times in 2010. Each director attended at least 75% of the meetings of the Board of Directors and applicable committees on which they served during the period that they served on the Board of Directors or such committees. In addition, pursuant to our corporate governance policies and guidelines, directors are expected to attend the annual meetings of stockholders. Last year, all of our then current directors attended the annual meeting of stockholders.

Committees of the Board of Directors

The Board of Directors has established five standing committees to consider designated matters: (i) Audit; (ii) Compensation and Human Resources; (iii) Executive; (iv) Nominating and Corporate Governance; and (v) Technology Strategy. In March 2010, the Board of Directors established the special Growth Strategy Committee. After determining that the Growth Strategy Committee had served the purpose for which it had been formed, effective February 9, 2011, the Board discontinued the committee. All committees, with the exception of the Growth Strategy Committee and Technology Strategy Committee, are comprised solely of independent directors, as defined in the New York Stock Exchange listing standards and as affirmatively determined by our Board of Directors. The Board annually selects, from its members, the members and chairperson of each committee. The following table sets forth the number of Board and committee meetings (including teleconference meetings) held in 2010, the members of each committee and the chairman of each committee:

			Compensation			Nominating and
			and Human		Growth	Corporate	Technology
Director	Board	Audit	Resources	Executive	Strategy	Governance	Strategy

Philip Guarascio	Chair		X	Chair		Chair
Shellye L. Archambeau	X	X					X
David W. Devonshire	X	X					X
John A. Dimling	X		X		X		X
Erica Farber	X		X			X
William T. Kerr	X			X	X		X
Larry E. Kittelberger	X		Chair				Chair
Luis G. Nogales	X		X			X
Richard A. Post	X	Chair		X	Chair	X
Meetings Held in 2010	12	16	9	5	5	4	4
Action by Unanimous Written Consent	3	—	1	2	—	—	—

Executive Committee

Mr. Kerr joined the Executive Committee in January 2010. The Executive Committee acts on matters that arise between Board meetings and require immediate action. All actions taken by this committee are reported to, and ratified by, the Board of Directors at its next regularly scheduled meeting.

Audit Committee

As required by the charter of the Audit Committee, our corporate governance guidelines, and the New York Stock Exchange listing standards, all members of the Audit Committee qualify as independent directors within the meaning of the New York Stock Exchange listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are financially literate within the meaning of the New York Stock Exchange listing standards, and meet the experience and financial expertise requirements of the New York Stock Exchange listing standards. The Board of Directors has determined that Mr. Post is an “audit committee financial expert” as defined by the rules and regulations of the SEC. The principal purposes of the Audit Committee are to:

•	possess sole authority regarding the selection, compensation and retention of Arbitron’s registered independent public accounting firm;

•	assist the Board of Directors in the oversight of:

•	the integrity of Arbitron’s financial statements;

•	Arbitron’s compliance with legal and regulatory requirements; and

•	the qualification and independence of Arbitron’s registered independent public accounting firm;

•	oversee the performance of Arbitron’s internal audit function and registered independent public accounting firm; and

•	prepare an audit committee report as required by the Securities and Exchange Commission to be included in the annual proxy statement.

The Audit Committee operates under a written Charter adopted by the Board of Directors. However, it is the responsibility of management and the independent registered public accounting firm to plan and conduct audits and determine that the Company’s financial statements and disclosures are presented fairly in all material respects in accordance with generally accepted accounting principles. A copy of the amended and restated written charter for the Audit Committee is available on our Web site at www.arbitron.com and is available in print, free of charge, to any stockholder who requests it. You may obtain such a print copy by contacting the Treasury Manager at Arbitron Inc., 9705 Patuxent Woods Drive, Columbia, Maryland 21046.

Compensation and Human Resources Committee

Each member of the Compensation and Human Resources Committee qualifies as an independent director under the New York Stock Exchange listing standards. Mr. Kerr served as chair of the Compensation and Human Resources Committee until he resigned as chair and as a member of the Committee on January 11, 2010 upon being appointed President and CEO. The principal responsibilities of the Compensation and Human Resources Committee are to:

•	review and approve Arbitron’s corporate goals and objectives with respect to the compensation of the Board, Chief Executive Officer, and executive officers other than the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the appropriate level and structure of the Chief Executive Officer’s compensation based on this evaluation;

•	determine and approve non-CEO executive compensation and incentive and equity-based compensation plans;

•	produce a compensation committee report for inclusion in the Company’s annual meeting proxy statement as required by the Securities and Exchange Commission;

•	review and approve for inclusion in the Company’s annual meeting proxy statement or Annual Report on Form 10-K, as the case may be, the “Compensation Discussion and Analysis” section relating to executive compensation as required by the Securities and Exchange Commission;

•	review and approve non-employee director compensation; and

•	assist the Board in management development and succession planning.

The Compensation and Human Resources Committee has retained the firm of Frederic W. Cook & Co., Inc. as its compensation consultant to assist in the continual development and evaluation of compensation policies and the Compensation and Human Resources Committee’s determinations of compensation awards. The role of Frederic W. Cook & Co., Inc. is to provide independent, third-party advice and expertise on executive and non-employee director compensation issues, including providing assistance with respect to CEO compensation and the terms and conditions of our employment agreement with Mr. Kerr, the sizing of the new equity plan share reserve, and updates on executive compensation trends and regulatory developments, as described in the “Compensation Discussion and Analysis” section below. Frederic W. Cook & Co., Inc. maintains no other direct or indirect relationship with the Company.

During 2010, the Compensation and Human Resources Committee delegated authority to the CEO under the Company’s 2008 Equity Compensation Plan and 2001 Broad Based Incentive Plan to make incentive awards to non-executive employees of the Company in an aggregate amount not to exceed $2,500,000 annually and not more than 5,000 shares per participant per calendar year.

The Board of Directors has adopted an amended and restated written charter for the Compensation and Human Resources Committee, a copy of which is available on our Web site at www.arbitron.com and is available in print, free of charge, to any stockholder who requests it. You can obtain such a print copy by contacting the Treasury Manager at Arbitron Inc., 9705 Patuxent Woods Drive, Columbia, Maryland 21046.

Nominating and Corporate Governance Committee

Each member of the Nominating and Corporate Governance Committee qualifies as an “independent” director under the New York Stock Exchange listing standards. Mr. Kerr served as a member of the Nominating and Corporate Governance Committee until he resigned on January 11, 2010 upon being appointed President and CEO. The principal purposes of the Nominating and Corporate Governance Committee are to:

•	identify, in accordance with policies and procedures adopted by the Nominating and Corporate Governance Committee from time to time, individuals who are qualified to serve as directors;

•	recommend such individuals to the Board of Directors, either to fill vacancies that occur on the Board of Directors from time to time or in connection with the selection of director nominees for each annual meeting of stockholders;

•	develop, recommend, implement and monitor a set of corporate governance guidelines, a code of business conduct and ethics, and a code of ethics for senior financial officers adopted by the Board of Directors;

•	oversee the evaluation of the Board of Directors and management; and

•	ensure that Arbitron is in compliance with all New York Stock Exchange listing requirements.

The Nominating and Corporate Governance Committee has approved, and the Board of Directors has adopted, policies and procedures to be used for considering potential director candidates to continue to ensure that our Board of Directors consists of a diversified group of qualified individuals who function effectively as a group. These policies and procedures provide that qualifications and credentials for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Directors. However, at a minimum, candidates for director must possess: (1) strength of character; (2) an ability to exercise independent thought, practical wisdom and mature judgment; (3) an ability to make independent analytical inquiries; (4) a willingness and ability to devote adequate time and resources to diligently perform Board of Director duties; and (5) a reputation, both personal and professional, consistent with the image and reputation of Arbitron.

In addition to the aforementioned minimum qualifications, the Nominating and Corporate Governance Committee also believes that there are other factors that, while not prerequisites for nomination, should be taken into account when considering whether to recommend a particular person. These factors include: (1) whether the person possesses specific media and marketing expertise and familiarity with general issues affecting Arbitron’s business; (2) whether the person’s nomination and election would enable the Board of Directors to have a member that qualifies as an “audit committee financial expert” as such term is defined by the Securities and Exchange Commission; (3) whether the person would qualify as an “independent” director under the New York Stock Exchange listing standards and the Company’s corporate governance policies and guidelines; (4) the importance of continuity of the existing composition of the Board of Directors; and (5) the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise. The Nominating and Corporate Governance Committee annually reviews and assesses the adequacy of the Company’s policy regarding qualification and nomination of director candidates.

Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The Nominating and Corporate Governance Committee retains third-party executive search firms to identify and review candidates upon request of the Nominating and Corporate Governance Committee from time to time.

The Nominating and Corporate Governance Committee seeks to identify director candidates based on input provided by a number of sources, including (i) Nominating and Corporate Governance Committee members, (ii) other directors of the Company, and (iii) stockholders of the Company. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisers or search firms to assist in the identification of qualified director candidates.

As part of the identification process, the Nominating and Corporate Governance Committee takes into account the number of expected director vacancies and whether existing directors have indicated a willingness to continue to serve as directors if renominated. Once a director candidate has been identified, the Nominating and Corporate Governance Committee then evaluates this candidate in light of his or her qualifications and credentials, and any additional factors that it deems necessary or appropriate. Existing directors who are being considered for renomination will be reevaluated as part of the Nominating and Corporate Governance Committee’s process of recommending director candidates.

The Nominating and Corporate Governance Committee considers candidates recommended by stockholders in the same manner as all other director candidates. Stockholders who wish to suggest qualified candidates must comply with the advance notice provisions and other requirements of Article II, Section 13 of our bylaws. These notice provisions require that recommendations for directors must be received not less than 90 days nor more than 120 days prior to the date of the annual meeting of stockholders for the preceding year. The notice must follow the guidelines set forth in this proxy statement under the heading, “Other Matters — Director Nominations.”

After completing the identification and evaluation process described above, the Nominating and Corporate Governance Committee recommends to the Board of Directors the nomination of a number of candidates equal to the number of director vacancies that will exist at the annual meeting of stockholders. The Board of Directors then selects director nominees for stockholders to consider and vote upon at the stockholders’ meeting.

The Board of Directors has adopted an amended and restated written charter for the Nominating and Corporate Governance Committee, a copy of which is available on our Web site at www.arbitron.com and is available in print, free of charge, to any stockholder who requests it. You can obtain a copy in print by contacting the Treasury Manager at Arbitron Inc., 9705 Patuxent Woods Drive, Columbia, Maryland 21046.

Technology Strategy Committee

The principal purposes of the Technology Strategy Committee are to:

•	review risks, opportunities and priorities as they pertain to Arbitron’s existing technology and strategies for the future;

•	assess the Company’s capabilities to execute against its agreed priorities; and

•	make recommendations, as appropriate, to the Chief Executive Officer and the Board of Directors.

Growth Strategy Committee

The principal purposes of the Growth Strategy Committee were to assist the Board and the Company’s management by providing strategic direction regarding business development and expansion opportunities, and such other matters as are consistent with the Committee’s purpose.

The Growth Strategy Committee was formed in March 2010. The Board terminated the Growth Strategy Committee in February 2011 after determining that the Growth Strategy Committee had provided strategic direction to management and had completed its principal purposes.

2010 Director Compensation

The table below provides information concerning the compensation of our directors for the most recently completed fiscal year. Except as noted below, all of our directors are paid at the same rate. The differences among directors in the table below are a function of additional compensation for chairing a committee, varying numbers of meetings attended and corresponding payments of meeting fees, and the form in which each director elects to receive retainer and meeting fees.

Each director who is not also an employee of Arbitron or its subsidiaries is entitled to receive an annual board retainer fee of $30,000, which is paid in quarterly installments. Since April 2009, our Non-Executive Chairman has received a supplemental annual cash retainer of $85,000. During 2010, the non-employee chairs of the Audit Committee and the Technology Strategy Committee were entitled to receive supplemental annual cash retainers of $20,000; non-employee chairs of the Compensation and Human Resources Committee and the Nominating and Corporate Governance Committee were entitled to receive a supplemental annual cash retainer of $10,000. For each Board meeting attended, in person or by telephone, participating non-employee directors are entitled to receive $1,500. For each committee meeting attended in person, participating non-employee directors are entitled to receive $1,500 and for each committee meeting attended by telephone, participating non-employee directors are entitled to receive $750.

Additionally, in connection with the formation of the Growth Strategy Committee on March 31, 2010, the non-employee chair received a one-time grant of 15,000 stock options, which vested on the first anniversary of the date of grant. The non-employee directors on the Growth Strategy Committee were compensated for attending meetings on the same basis as for other committees. Effective January 1, 2011, the non-employee chair of the Compensation and Human Resources Committee and Nominating and Corporate Governance Committee are entitled to receive a supplemental annual cash retainer of $15,000.

Since 2008, each newly elected non-employee director has received a one-time grant of 4,500 deferred stock units (“DSUs”), which DSUs vest in three equal installments of 1,500 DSUs beginning on the first anniversary of the date of grant and were payable following the director’s termination of service as a director of the Company. While we previously made annual grants of stock options to continuing non-employee directors, effective January 1, 2010 and beginning the year after initial election to the Board of Directors, each continuing non-employee director will receive an annual grant of $100,000 worth of DSUs, which DSUs will vest in three equal installments beginning on the first anniversary of the date of grant, and will be payable no sooner than six months following the director’s termination of service as a director of the Company.

The Company previously adopted a Non-employee Director Incentive Program, which permitted non-employee directors to receive, at their discretion, either options or DSUs in lieu of their annual cash retainers and meeting fees. A director who elected to receive options received a number of options based on a calculation approved by the Compensation and Human Resources Committee. The formula for determining the number of option shares was to divide the cash fees earned in the quarter by the closing price of Arbitron common stock on the date of the grant, which was the last trading day of the quarter. This amount was then multiplied by four to arrive at the number of option shares granted. Beginning in 2010, non-employee directors were no longer permitted to elect options in lieu of their annual cash retainers and meeting fees.

A director who elects to receive DSUs receives a number of units based on a calculation approved by the Compensation and Human Resources Committee. The formula for determining the number of DSUs is to divide 100% of the cash fees earned in the quarter by the closing price of Arbitron common stock on the date of the grant, which is the last trading day of the quarter.

DSUs granted to our directors convert to shares of our common stock after termination from the Board of Directors, based upon a schedule elected by the directors prior to the end of the year in which the compensation is earned and, in the case of DSUs earned on or after January 1, 2010, not sooner than six months following termination of service as a director. In the event that a director elects to receive DSUs, the director will receive dividend equivalent rights on such DSUs to the extent dividends are issued on our common stock. Dividend equivalents are deemed reinvested in additional DSUs (or fractions thereof). The amounts set forth in the table below for each director in the column “Fees Earned or Paid in Cash” represent the cash payment of annual retainers and fees or, if the director elected to receive equity-based compensation in lieu of all or a portion of such retainers and fees, the amount of cash the director would have received if the director had not elected to receive such equity-based compensation. If the director elected to receive equity-based compensation in lieu of annual cash retainers and fees, we report in the column “Stock Awards,” as applicable, the grant date fair value of the equity-based compensation received in lieu of annual cash retainers such director would have received had the director not elected to receive equity-based compensation.

It is also the philosophy of the Company that directors should have a meaningful equity ownership in the Company. In 2004, the Board established stock ownership guidelines covering directors. The Board reviewed the guidelines during 2010. The guidelines require each director to own shares with a value of four times the annual board retainer. These guidelines are expected to be achieved over five years from joining the Board and include all owned shares, as well as DSUs credited to directors. However, outstanding and unexercised stock options are not counted toward the stock ownership guidelines. As of April 1, 2011, all applicable directors met the stock ownership guidelines.

2010 Director Compensation

	Fees Earned or
	Paid in		Option	All Other
	Cash	Stock Awards	Awards	Compensation	Total
Name	($)(1)(3)	($)(2)(3)	($)(4)	($)(5)(3)	($)

Shellye L. Archambeau	67,500	99,986	—	2,264	169,750
David W. Devonshire	69,000	99,986	—	1,031	170,017
John A. Dimling	55,500	214,691	—	2,385	272,576
Erica Farber	14,000	122,400	—	450	136,850
Philip Guarascio	161,750	99,986	—	3,061	264,797
William T. Kerr*	5,404	—	—	1,715	7,119
Larry E. Kittelberger	90,000	99,986	—	7,497	197,483
Luis G. Nogales	57,000	99,986	—	4,147	161,133
Richard A. Post	96,500	99,986	140,493	4,495	341,974

*	Mr. Kerr earned fees as a non-employee director for three meetings until he became the President and CEO of the Company on January 11, 2010.

(1)	We report in this column the cash value of board retainer fees, committee chair fees, and board and committee meeting fees earned by each director in 2010. Pursuant to the terms of our Non-employee Director Incentive Program described above, during 2010 each director could elect to receive either stock options or DSUs, or a combination, in lieu of annual cash retainers and fees. For 2010, Ms. Archambeau, Mr. Devonshire, Mr. Guarascio, and Mr. Nogales received all retainers and fees in cash. Mr. Dimling and Ms. Farber joined the Board of Directors in 2010 and received all retainers and fees in cash. Mr. Kerr elected to receive 17 DSUs with an aggregate fair market value of $452 in lieu of board retainer fees, $452 cash for board retainer, 84 DSUs with an aggregate fair market value of $2,250 in lieu of board and committee meeting fees and $2,250 in cash for board and committee meeting fees. Mr. Kittelberger elected to receive 1,023 DSUs with an aggregate fair market value of $30,000 in lieu of board retainer fees, 1,022 DSUs with an aggregate fair market value of $30,000 in lieu of committee chair fees, 524 DSUs with an aggregate fair market value of $15,000 in lieu of board and committee meeting fees, and $15,000 in cash for board and committee meeting fees. Mr. Post elected to receive 1,023 DSUs with an aggregate fair market value of $30,000 in lieu of board retainer fees, 682 DSUs with an aggregate fair market value of $20,000 in lieu of committee retainer fees and $46,500 in cash for board and committee meeting fees.

(2)	Pursuant to the terms of our Non-employee Director Incentive Program, each newly elected non-employee director will receive a one-time grant of 4,500 deferred stock units, which deferred stock units will vest in three equal installments of 1,500 deferred stock units over a three-year period and will be payable no sooner than six months following the director’s termination of service as a director of the Company. On May 25, 2010, each continuing director received a grant of an annual grant of $100,000 worth of deferred stock units, which deferred stock units will vest in three equal installments over a three-year period and will be payable no sooner than six months following the director’s termination of service as a director of the Company. We report in this column the dollar amount with respect to 2010 based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(3)	As of December 31, 2010, the aggregate number of DSUs (including dividend equivalents) held by each person who served as a director during 2010 was as follows: Ms. Archambeau — 6,563, Mr. Devonshire — 3,456, Mr. Dimling — 8,000, Ms. Farber — 4,511, Mr. Guarascio — 8,574, Mr. Kerr — 4,347, Mr. Kittelberger — 21,235, Mr. Nogales — 11,309, and Mr. Post — 13,186. We provide complete beneficial ownership information of Arbitron stock for each of our directors in this proxy statement under the heading, “Stock Ownership Information — Stock Ownership of Arbitron’s Directors and Executive Officers.”

(4)	Please refer to note 15 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of the assumptions related to the calculation of such value. On March 31, 2010, Mr. Post received a grant of options to purchase 15,000 shares of our common stock. These options have an exercise price equal to $26.66 per share and vested and became exerciseable on March 31, 2011, which is one year after the date of grant.

(5)	Amounts reported in this column represent dividend equivalent units received in respect of DSUs held by each person who served as a director during 2010. In 2010, Ms. Archambeau received approximately 76 dividend equivalent units, Mr. Devonshire received approximately 33 dividend equivalent units, Mr. Dimling received approximately 77 dividend equivalent units, Ms. Farber received approximately 11 dividend equivalent units, Mr. Guarascio received approximately 103 dividend equivalent units, Mr. Kerr received approximately 59 dividend equivalent units, Mr. Kittelberger received approximately 254 dividend equivalent units, Mr. Nogales received approximately 141 dividend equivalent units, and Mr. Post received approximately 152 dividend equivalent units.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

Information concerning the persons who currently serve as our executive officers is provided below. Each of the named persons has been elected to the office indicated opposite the person’s name. The executive officers serve at the discretion of the Board of Directors. Officers generally are elected at the meeting of the Board of Directors held immediately following the annual meeting of stockholders. The Board of Directors may elect additional executive officers from time to time.

William T. Kerr, age 69, President and Chief Executive Officer since January 2010

•	Director of Arbitron since May 2007

•	Chairman of the Board of Directors of Meredith Corporation, a New York Stock Exchange listed diversified media company that publishes magazines and special interest publications and also owns and operates local television stations, from July 2006 to February 2010, and a member of the Meredith Corporation Board of Directors from 1994 to February 2010

•	Chairman and Chief Executive Officer of Meredith Corporation from January 1996 until June 2006

Sean R. Creamer, age 46, Executive Vice President, U.S. Media Services since April 2010

•	Executive Vice President, U.S. Media Services and Chief Financial Officer from April 2010 to February 2011

•	Executive Vice President of Finance and Planning and Chief Financial Officer from November 2005 to April 2010

•	Executive Vice President, Finance, from September 2005 to November 2005

•	Senior Vice President and Chief Financial Officer of Laureate Education, Inc. (formerly Sylvan Learning Systems, Inc.), a then NASDAQ listed company focused on providing higher education through a global network of accredited campus-based and online universities, from April 2001 to September 2005

Richard J. Surratt, age 50, Executive Vice President, Finance and Chief Financial Officer since February 2011

•	Executive Vice President, Finance from February 6, 2011 to February 28, 2011

•	Director, Cambium Learning Group, a publicly-held company that provides research-based education solutions to students, from December 2009 to present

•	Advisor, SPO Partners & Co., a private equity company, from December 2009 to June 2010

•	President and Chief Executive Officer of Voyager Learning Company (formerly ProQuest Company)

•	Chief Financial Officer of Voyager Learning Company from November 2005 to January 2007

Timothy T. Smith, age 47, Executive Vice President, Business Development and Strategy, Chief Legal Officer, and Secretary since June 2010

•	Executive Vice President and Chief Legal Officer, Legal and Business Affairs and Secretary from August 2006 to June 2010

•	Senior Vice President, General Counsel and Corporate Secretary of Manugistics, Inc., a NASDAQ listed software company, from January 2000 to July 2006

Carol Hanley, age 44, Executive Vice President, Chief Sales and Marketing Officer since June 2010

•	Senior Vice President and Chief Sales Officer, U.S. Media Services, from September 2009 to June 2010

•	Senior Vice President, Sales, U.S. Media Services, from September 2004 to September 2009

Scott Henry, age 49, Executive Vice President, Technology Solutions and Chief Information Officer since February 2005

•	Regional Vice President of Delivery Operations of E5 Systems, a privately held IT services company, from July 2003 to January 2005

•	Chief Customer Officer of Vitria Technology, Inc., a NASDAQ listed provider of business process integration solutions, from October 2001 to April 2003

Marilou Legge, age 57, Executive Vice President, Organization Effectiveness and Corporate Communications since June 2010

•	Chief Talent Officer and Senior Vice President, Organization Effectiveness, from June 2009 to June 2010

•	Senior Vice President, Organization Effectiveness, from December 2006 to June 2010

•	Vice President, Talent Acquisition and Development from December 2000 to December 2006

Gregg Lindner, age 54, Executive Vice President, Service Innovation and Chief Research Officer since January 2011

•	Executive Vice President of Scarborough Research from June 1999 to January 2011

Steven M. Smith, 50, Executive Vice President, Survey Operations, since August 2008

•	Senior Pilot/Pilot Instructor for Executive Express Aviation, a privately held company, from January 2007 to August 2008

•	Chief Operating Officer for Flexi-Mat Corp., a privately held producer, importer and marketer of pet beds, from June 2006 to January 2007

•	Executive Vice President, North American Operations for Information Resources, Inc., a privately held provider of market information solutions and services, from April 2002 to June 2006

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section describes the compensation programs for our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) in fiscal year 2010, our former Chief Executive Officer, each of our three most highly compensated executive officers employed at the end of fiscal year 2010, and one additional person who would have been included but for the fact that he was not serving as an executive officer at the end of fiscal year 2010, all of whom we refer to collectively as our named executive officers or NEOs. Our named executive officers for fiscal year 2010 are:

•	William T. Kerr, President and Chief Executive Officer;

•	Sean R. Creamer, Executive Vice President, U.S. Media Services and Chief Financial Officer;

•	Timothy T. Smith, Executive Vice President, Business Development and Strategy, Chief Legal Officer and Secretary;

•	Carol Hanley, Executive Vice President, Chief Sales and Marketing Officer;

•	V. Scott Henry, Executive Vice President, Technology Solutions and Chief Information Officer;

•	Michael P. Skarzynski, Former Chief Executive Officer and President; and

•	Pierre C. Bouvard, Former Executive Vice President, Sales.

On January 11, 2010, Mr. Skarzynski resigned as President and CEO. Mr. Skarzynski received compensation in accordance with his Settlement Agreement and General Release. On September 30, 2010, Mr. Bouvard’s employment with the Company terminated. Mr. Bouvard received severance compensation in accordance with his Executive Retention Agreement.

In June 2010 Mr. Creamer was promoted to Executive Vice President, U.S. Media Services and his duties were expanded. Effective February 28, 2011 Richard J. Surratt was appointed Chief Financial Officer of the Company. Accordingly, Mr. Creamer no longer serves as our Chief Financial Officer.

Executive Summary

We design our compensation programs to: (1) support our corporate strategy and business plan by clearly communicating the level of performance we expect from our executives in terms of goals and results and by rewarding achievement against those goals; (2) facilitate our recruitment and retention of the best-qualified executive talent; and, (3) align our named executive officers’ interests with those of our long-term stockholders by rewarding performance that meets or exceeds the goals the Compensation and Human Resources Committee (referred to as the “Committee” in the remainder of this section) establishes with the objective of increasing stockholder value, while mitigating the incentive for excessive risk taking. Consistent with our pay for performance philosophy, the total compensation received by our named executive officers will vary from year to year based on overall corporate performance measured against annual and long-term performance goals. Our named executive officers’ total compensation is comprised of a mix of base salary, annual incentive compensation and long-term incentive awards.

We design our annual and long-term incentive programs to support and promote our key strategic business objectives of growing our radio audience measurement business and expanding our information services to multiple media and a broader range of media, including broadcast television, cable, out-of-home media, satellite radio and television, Internet, and mobile media.

Our fiscal 2010 corporate performance was a key factor in the compensation decisions and outcomes for the fiscal year. Diluted earnings per share was a key performance goal set by the Committee under the 2010 Non-Equity Incentive Plan, which the Committee weighted at 50%. In February 2011, the Company reported diluted earnings per share for fiscal year 2010 of $1.64. These earnings per share exceeded the GAAP diluted earnings per share of $1.58 reported for fiscal year 2009, which included a one-time tax benefit of approximately $0.17 per share (diluted), and also exceeded the Committee’s target diluted earnings per share target for 2010. Excluding the 2009 tax benefit from full year 2009 results, earnings per share (diluted) increased approximately 16 percent for full year 2010. During 2010 we also successfully executed our PPM and Diary market commercialization and operational improvement programs while substantially exceeding the various financial goals associated with those programs and completed multiple comprehensive corporate strategic assessments. As a result of the Company’s performance relative to these factors and other operational and strategic objectives, annual bonus payments to our NEOs were above target for 2010.

We made several adjustments to our compensation programs for fiscal years 2010 and 2011 to further align our executive compensation structure with our stockholders’ interests and current market practices. For example, we increased the weighting of performance-based awards in our 2010 non-equity incentive plan and long term incentive plan, by including performance cash awards that provide compensation to executives at the end of a three year period only if and to the extent that our cumulative diluted earnings per share over that period exceeds targets set by the Committee, and by awarding performance restricted stock units that will expire without vesting unless our return on invested capital exceeds our weighted average cost of capital. We also added clawback provisions to our performance cash awards and new executive retention agreements, which will allow the Company to recover any excess incentive compensation paid to our named executive officers and other key members of our executive team if the financial results on which the awards were based are materially restated due to fraud or misconduct of the executive.

The changes we made to our compensation program for fiscal years 2010 and 2011 build upon our solid compensation and governance framework and strong pay for performance philosophy, which are exemplified by:

•	Significant stock ownership guidelines that are met or are exceeded by each of our current named executive officers and directors;

•	An express “no-hedging” policy in our insider trading policy that prohibits our directors, executive officers and other key employees from hedging the economic interest in the Arbitron shares they hold;

•	No executive is eligible to receive severance compensation based solely upon a change in control of the Company. For those executives eligible to receive such compensation, severance compensation following a change of control is subject to a double-trigger requiring actual termination of employment without cause or resignation for position diminishment during a limited window period following a change of control;

•	Since January 1, 2009, we have not entered into any new or materially amended agreements with our named executive officers providing for excise tax gross-up provisions with respect to payments contingent solely upon a change in control of the Company.

•	The employment agreement for our CEO and the Executive Retention Agreement entered into in 2011 with our recently-hired CFO do not provide for any excise tax gross ups for severance compensation;

•	We provide only limited perquisites to our NEOs;

•	The Committee’s engagement of its own independent consultant that does not provide any services to management; and

•	A strong risk management program with specific responsibilities assigned to management, the board, and the board’s committees.

For more information regarding the recent changes to our corporate governance policies and practices, see “Corporate Governance — Corporate Governance Changes for Fiscal Year 2010 and Fiscal Year 2011” above.

Components

We seek to achieve the objectives of our compensation program through the following five key compensation elements:

•	annual cash (i.e., base salary);

•	annual performance-based, non-equity incentive plan payments;

•	periodic grants of equity- and cash-based long-term incentive awards;

•	benefit programs (e.g., health and welfare and retirement); and

•	executive retention and employment agreements.

In making decisions with respect to any component of a NEO’s compensation, we consider the total compensation that may be awarded to the NEO, including the foregoing and any post-termination compensation. Our goal is to award total compensation that is reasonable when all elements of potential compensation are considered.

Setting 2010 Executive Compensation

When making decisions with respect to each component of compensation, the Committee considers the competitive market when recruiting new executives and also looks at the compensation of our CEO and the other NEOs relative to the compensation paid to similarly-situated executives at companies that we consider to be our peers. We believe, however, that a comparison to peer group compensation information should be one reference point for consideration, but not the determinative factor for setting our executives’ compensation. The purpose of the comparison is to augment, and not to supplant, the analyses of relative pay among our NEOs and individual performance that we consider when making compensation decisions. Because we experienced a CEO succession in 2010 under highly unusual circumstances, the Committee considered the competitive market and determined that it would be to the benefit of the Company and its stockholders to set ongoing compensation levels and opportunities in the median to 75th percentile range to secure the services of our new CEO, who was intimately familiar with us and uniquely qualified to lead the company during a particularly volatile period.

We refer to the current group of 15 comparable media, market-research, and information-based business services companies considered by the Committee in 2010, collectively, as our “Compensation Peer Group.” With the assistance of its compensation consultant, the Committee reviews the composition of the Compensation Peer Group periodically to ensure that such comparison companies are relevant and appropriate.

The Committee selected the Compensation Peer Group companies based primarily on the following criteria:

•	U.S.-based public companies in Global Industry Classification System (GICS) Industry Code 254010 (Media) with similar business economics and pay models to Arbitron;

•	Include market research, advertising, and marketing companies;

•	Exclude broadcasting, satellite radio, content, print publishing, movie and entertainment companies, and communication-service providers (e.g., broadband and telephone);

•	Other market-research and information-based business-service companies from general industry with similar business economics and pay models to Arbitron;

•	Company revenue or market capitalization of approximately one-third to three times Arbitron:

•	Revenue range between $100 million to $1.1 billion or market-capitalization value between $100 million to $1.1 billion.

Our 2010 Compensation Peer Group consisted of the following companies:

ACXIOM Corporation	comScore, Inc.
CoStar Group, Inc.	Factset Research System, Inc.
Fair Isaac Corporation	Gartner, Inc.
Forrester Research, Inc.	Harte-Hanks, Inc.
Harris Interactive Inc.	Interactive Data Corporation
infoGROUP Inc.	Morningstar, Inc.
inVentive Health, Inc.	The Corporate Executive Board Company
TiVO Inc.

The 2010 Compensation Peer Group consists of 15 companies that were included in the prior year peer group. First Advantage Corporation and Omniture, Inc. were not included in the 2010 Compensation Peer Group due to their acquisition. The Company’s revenue was between the 25th percentile and median of the Compensation Peer Group companies as of December 2010. The Company’s market cap approximated the median of the Compensation Peer Group companies as of December 2010.

Because comparative compensation information is just one of several analytic tools the Committee uses in setting executive compensation, the Committee has discretion in determining the nature and extent of its use. Moreover, given the limitations associated with comparative pay information for setting individual executive compensation, the Committee may elect to not use the comparative compensation information at all in the course of making individual compensation decisions. Other factors considered when making individual executive compensation decisions include the individual’s contribution and performance, reporting structure, relative pay among executives, impact on financial results, importance of role and responsibilities, leadership, professional growth potential, and, for new hires, compensation at the prior employer. The Committee makes all executive compensation decisions after input from the CEO (except with regard to his own compensation) and review with the Committee’s independent consultant.

Base Salary

The purpose of base salary is to reflect job responsibility, experience, value to the Company and individual performance. During 2010, the minimum salary for Messrs. Kerr and Skarzynski was specified in their respective employment agreement. The Committee determines the salaries for our other NEOs based on the following:

•	the nature and responsibility of the position and, to the extent available, salaries for persons in comparable positions at comparable companies;

•	the expertise, performance, and promotability of the individual executive;

•	the competitiveness of the market for the executive’s services; and

•	the recommendations of the CEO.

We compete with many larger companies for top executive talent. As such, we periodically consider the base salary component relative to our Compensation Peer Group in an attempt to ensure it is competitive with the market for such executive talent. However, recruiting, retaining, and recognizing performance of specific executives may result in some variation from this market review. Salaries are generally reviewed annually.

Base salary is the foundation of our executive compensation program and is designed to compensate executives for services rendered during the year. Base salary is the only fixed element of the executive’s compensation, and it represents a portion of total target direct compensation, with the annual incentive and long-term incentive representing approximately 75% of target total direct compensation for Mr. Kerr, and approximately 50-60% of target total direct compensation for other NEOs.

2010 Non-Equity Incentive Plan Compensation

Our compensation program provides for annual cash incentive awards that are based on Company performance and adjusted by the Committee for individual contributions. Our objective is to compensate executives based on the achievement of specific goals that we intend to correlate closely with growth of long-term stockholder value.

We design our annual non-equity incentive plan to reward executives for achieving corporate goals and provide significant upside for exceeding such goals. Early in the fiscal year, the Committee, working with our CEO, CFO, and the Committee’s independent consultant, sets overall performance goals for the Company. The annual non-equity incentive plan compensation for which our executives other than the CEO are eligible is equal to between 50% and 60% of salary at the “target” performance level for full achievement of the performance goals, and up to two times “target” for superior performance. During 2010 the Committee had discretion to grant non-equity incentive payments in excess of the “superior” level of performance in order to reward actual performance that exceeds the “superior” level. If performance goals do not meet the “threshold” level of performance, no compensation will be awarded for the specific performance category; however, if performance goals are achieved at threshold levels, but not at target levels, the Committee has discretion to award non-equity incentive compensation in an amount between 50% of the target level and the target level, based on the Committee’s assessment of the value of the relevant performance. During 2010, pursuant to the terms of his Executive Employment Agreement, Mr. Kerr was eligible to receive a non-equity incentive payment equal to 100% of his annual base salary. The Committee had discretion to increase this payment up to 200% of Mr. Kerr’s annual base salary for performance exceeding the applicable performance criteria, but was not contractually obligated to pay Mr. Kerr any non-equity incentive depending up the Company’s performance.

During 2010, we determined that overall corporate financial targets as well as continuous improvement of our electronic and Diary-based radio ratings services, including continued execution of our PPM commercialization and improvement program, execution of our cross-platform services strategic plan, and completion of a comprehensive strategic assessment represented the most significant corporate priorities for the year. Because these priorities required our executives to focus collaboratively on overall corporate initiatives, we determined that 2010 annual non-equity incentive payments for all NEOs should be based entirely on the achievement of corporate goals, subject to the Committee’s discretion to adjust payments based on the individual performance of the executives.

The Committee established 2010 non-equity incentive plan performance goals to provide for an annual cash payment that is performance linked based upon our diluted earnings per share (weighted 50%), Portable People Meter commercialization and improvement program (weighted 20%), Diary market improvement program (weighted 10%), cross-platform services strategic plan execution (weighted at 10%), and completion of a comprehensive corporate strategic assessment (weighted at 10%).

We selected the earnings per share financial target in order to motivate executives to achieve the Company’s overall financial objectives of profitable growth through prudent deployment of the Company’s capital, promotion of growth of the business, and cost containment. We emphasized earnings per share in order to focus executives’ attention on a financial measure that we believe aligns the interests of management with those of long-term stockholders and rewards management for creating value for such long-term stockholders. We chose to focus the remaining 50% on strategic targets. The ratings service commercialization and improvement programs were weighted at a combined 30%, given the importance of maintaining and enhancing these services in order to deliver on the value proposition for our customers and, thereby, drive stockholder value. We included the cross-platform services strategic plan assessment because we believe leveraging our technologies to expand our ratings services to new and multiple media platforms is an important initiative with the potential to position the Company for future growth and drive stockholder value. Additionally, we selected the completion of a comprehensive corporate strategic assessment because we believe the Company and the media audience measurement business are each in a period of unique opportunity and we believe it is important to focus the executive’s attention on strategic planning to position us for long-term growth.

The Committee ultimately exercises its discretion in assessing corporate performance under the plan. In evaluating performance, the Committee reviews performance against the goals utilizing a number of metrics and assigns a performance factor for each goal. If the Committee determines that actual performance for any goal fell below the threshold level, it assigns a performance factor of zero for that goal. While the Committee exercises its discretion in each case, there is a presumption with respect to each individual goal that performance (i) at the threshold level will result in a performance factor of 0.5, (ii) at the target level will result in a performance factor of 1.0, and (iii) performance at the superior level will result in a performance factor of 2.0. For performance either between threshold and target or between target and superior, the Committee uses its discretion to assign a performance factor generally utilizing the guidelines set forth above.

In determining the extent to which the financial performance or other goals are met or exceeded, the Committee exercises its business judgment whether to reflect or exclude the impact of extraordinary, unusual, or infrequently occurring events.

After determining a performance factor for each goal, the Committee multiplies the performance factor by the percentage weight it assigned to that goal for the year to determine an overall percentage assessment for corporate performance. This overall performance is then applied to each executive’s non-equity incentive potential for the year.

Notwithstanding its overall assessments of corporate performance against the goals, the Committee also has positive and negative discretion to authorize a greater or lesser amount to the extent it determines appropriate and in the best interests of the Company and its stockholders based upon its evaluation of a combination of other quantitative and qualitative considerations, including individual executive performance, stock price, and achievement of fundamental organizational change, as determined by the Committee in exercise of its business judgment. See below for specific factors utilized by the Committee in exercising discretion.

The Committee also considered the recommendation of the CEO (for executive officers other than himself) in exercising its judgment. Following consideration of a variety of data regarding 2010 results, and following the guidelines set forth above, the Committee approved the following overall assessment of 2010 corporate performance, with intermediate amounts determined using straight-line interpolation:

Earnings Per Share (weighted 50%)
Threshold	$1.50
Target	$1.63
Superior	$1.75

For fiscal 2010, the Company reported 2010 diluted earnings per share of $1.64. Accordingly, the Committee determined that performance was between Target and Superior. As a result, the Committee assigned a performance factor of 1.08 for the Earnings Per Share goal.

PPM Commercialization and Improvement Program (weighted 20%)
• Maintain MRC accreditation in at least 3 markets	Threshold
• Achieve annualized average of 80% for key performance indicators
• Achieve/maintain MRC accreditation in at least 4 markets	Target
• Achieve annualized average of 85% for key performance indicators
• Complete commercialization as currently scheduled
• Meet customer commitments for 20% cell-phone-only and 10% sample increases
• Responsibly work to resolve legislative, judicial, and regulatory issues
• Maintain MRC accreditation in at least 6 markets	Superior
• Achieve annualized average of 90% for key performance indicators

The Committee determined that in 2010, the Company (i) had maintained MRC accreditation in Houston-Galveston, Minneapolis-St. Paul, and Riverside-San Bernardino, but had not obtained any new accreditations; (ii) completed the planned commercialization of the PPM ratings service; (iii) achieved an annualized average of 97% for key performance indicators; (iv) met customer commitments for cell-phone and sample increase; and (v) settled outstanding disputes with the PPM Coalition. Accordingly, the Committee determined that performance was between Target and Superior. As a result, the Committee assigned a performance factor of 1.5 for the PPM Commercialization and Improvement Program goal.

Diary Market Improvement Program (weighted 10%)
• Achieve average of 15% cell-phone household sampling on schedule	Threshold
• Retain current Arbitron business	Target
• Maintain MRC accreditations in Diary markets
• Achieve average of 15% cell-phone household sampling on schedule and as budgeted
• Achieve average of 15% cell-phone household sampling on schedule and under budget	Superior

The Committee determined that in 2010, the Company had lost MRC accreditation for its RADAR service, but had retained current business and achieved an average of 15% cell-phone household sampling on schedule and under budget. Accordingly, the Committee determined that performance was at Target. The Committee assigned a performance factor of 1.0 for the Diary Market Improvement Program goal.

Cross-Platform Services Strategic Plan Execution (weighted 10%)

This performance objective required the Company to define and execute a cross-platform strategy plan designed to achieve growth objectives.

The Committee determined that in 2010, the Company had defined and executed a cross-platform strategy designed to achieve growth objectives. Accordingly, the Committee assessed performance at the target level and assigned a performance factor of 1.0 for the Cross-Platform Objective goal.

Corporate Strategic Assessment (weighted at 10%)

This performance objective required the Company to complete a comprehensive strategic assessment designed to position the Company for long-term growth in overall stockholder value.

The Committee determined that in 2010, the Company had in fact completed a comprehensive strategic assessment. Accordingly, the Committee determined that performance was between Target and Superior. The Committee assigned a performance factor of 1.2 for the Corporate Strategic Assessment goal.

		Performance		Overall
Corporate Performance	Assessment	Factor	X Weight =	Assessment

EPS	Between Target and Superior	1.08	50	54.0
PPM Commercialization and Improvement Program	Between Target and Superior	1.5	20	30.0
Diary Market Improvement Program	Target	1.0	10	10.0
Cross-Platform Services Strategic Plan Execution	Target	1.0	10	10.0
Corporate Strategic Assessment	Between Target and Superior	1.2	12	12.0
Total			100%	116.00

The Committee determined to pay Mr. Kerr a bonus of $1,000,000, or 125% of his base salary, and to grant Mr. Kerr 900 deferred stock units in consideration of his strong leadership during 2010 in light of extraordinary circumstances facing the Company and the overall corporate performance. In consideration of the foregoing assessments, the Committee approved an overall corporate assessment of 116.0% of target for the 2010 Non-Equity Incentive Plan for all other executives. As a result of these determinations, the Company awarded 2010 non-equity incentive plan payments in the amounts set forth in the Summary Compensation Table.

2011 Non-equity Incentive Plan

On February 8, 2011, the Committee approved a non-equity incentive plan for the Company’s executive officers for 2011, which would be payable in early 2012 (the “2011 Incentive Plan”).

Compensation under the 2011 Incentive Plan is intended to be performance-based compensation within the meaning of Section 162(m) of the Code. Provided that the Company’s return on invested capital exceeds the Company’s weighted average cost of capital for 2011, the Committee will have discretion to award up to $2,000,000 to the CEO and up to $750,000 to each other NEO. If the threshold performance target is met the Committee will exercise its negative discretion by assessing performance against the following performance measures, and other factors it deems relevant, to determine the actual award payable to each executive. The 2011 Incentive Plan provides for an annual cash bonus opportunity that is linked to performance based upon the Company’s diluted earnings per share (weighted 60%), quality of the Company’s ratings services (weighted 20%), as well as a personal component, which is tied directly to each individual executive’s performance during the year (weighted 20%). For each component the Committee established threshold performance goals. The 2011 Incentive Plan provides for a target cash bonus opportunity for each executive officer, expressed as a percentage of base salary. The target 2011 Incentive Plan bonus opportunity for Mr. Kerr is equal to 100% of his base salary pursuant to the February 8, 2011 amendment to his employment agreement (described below under “Retention and Employment Agreements”), and the target 2011 Incentive Plan bonus opportunities for other executive officers range from 50-60% of base salary. Awards under the 2011 Incentive Plan can vary, subject to minimum thresholds of performance and depending on the Committee’s assessment of performance against the goals. The Committee has negative discretion to eliminate or reduce the amount of any award under the 2011 Incentive Plan.

2010 Long-term Incentive Plan

The long-term incentive program provides a periodic award (typically annual) that is based on competitive grant guidelines and adjusted for individual contributions. The objectives of this program are to align compensation for NEOs over a multiyear period with the interests of stockholders by motivating and rewarding creation and preservation of long-term stockholder value. The level of long-term incentive compensation for each NEO is determined based on an evaluation of competitive factors in conjunction with total compensation provided to NEOs and the other goals of the compensation program described above. The Committee meetings at which grants are determined are normally scheduled well in advance and are not scheduled with regards to announcements of material information regarding the Company.

On March 4, 2010, the Committee established the performance objectives and other terms of the Company’s 2010 Long-Term Incentive Plan (the “2010 LTI Plan”) for officers and other eligible employees of the Company. The targeted opportunity for the Company’s executive officers is divided into the following three components, with each component representing approximately 33% of the total opportunity: (i) non-qualified stock options, (ii) performance-based restricted stock units, and (iii) performance cash awards. This mix of grant types was determined by the Committee to most effectively balance risk and reward for future stockholder value creation with ownership and retention objectives of the executive compensation program.

The target 2010 LTI Plan opportunity for executive officers ranged from 50% of 2010 base salary to 187.5% of 2010 base salary.

These three types of awards reward stockholder value creation in different ways. Stock options (which have exercise prices equal to the fair market value of the common stock on the date of grant) reward executives only if the stock price increases. Stock option grants to named executive officers vest ratably over three years, beginning on the first anniversary of the date of grant and have a term of 10 years.

Performance-Based Restricted stock contains a one year performance period and expires without vesting if the one-year performance goal is not satisfied by the first anniversary of the date of grant. If the performance goal is met, Performance-Based Restricted stock units granted to NEOs vest in equal annual installments over the first four anniversaries of the grant date, based on continued employment. The performance goal requires return on invested capital (as defined in the 2010 LTI Plan) to exceed 12%, which is an approximation of the Company’s weighted average cost of capital. The Committee selected this performance goal to ensure that the Company is creating value for stockholders. In March 2011, the Committee determined that, based on the Company’s audited consolidated financial statements, the performance goal was satisfied. Performance-Based Restricted stock is also impacted by all stock price changes and, therefore, the value to NEOs is affected by both increases and decreases in stock price. Except as provided in an Executive Retention Agreement or individual employment agreement, all unvested restricted stock units are forfeitable upon termination of employment prior to vesting. See “Potential Payments Upon Termination or Change in Control — Executive Retention Agreements”, “Potential Payments Upon Termination or Change in Control — Kerr Executive Employment Agreement” and “Potential Payments Upon Termination or Change in Control — Skarzynski Executive Employment Agreement” below for more information regarding these Executive Retention Agreements and individual employment agreements. The restricted stock units do not provide voting or dividend rights until the units are vested and converted into common stock.

The performance cash award is based on the Company’s achievement of cumulative earnings per share over a three year performance period, and the amount of the performance cash award ranges from 0% to 150% based on the achievement of specified results. The Committee considered cumulative earnings per share to be a driver of the Company’s stock price since it measures the Company’s growth, profitability, and financing decisions.

In determining long-term incentive grants, the Committee considers other components of compensation paid by the Company, any contractual requirements, individual performance, market data on total compensation packages, the retentive effect of long-term incentive grants, recommendations of the Committee’s compensation consultant regarding the value of long-term incentive grants at targeted companies within the Compensation Peer Group, total stockholder return, share usage and stockholder dilution and, except in the case of the award to the CEO, the recommendations of the CEO.

2011 Long-Term Incentive Plan

Also on February 8, 2011, the Committee established the performance objectives and other terms of the Company’s 2011 Long-Term Incentive Plan (the “2011 LTI Plan”) for officers of the Company. The targeted opportunity for the Company’s executive officers, other than Mr. Kerr, is divided into the following three components, with each component representing approximately 33% of the total opportunity: (i) non-qualified stock options, (ii) performance-based restricted stock units, and (iii) performance cash awards. The terms of those awards are substantially similar to those for the 2010 LTI Plan. The targeted opportunity for Mr. Kerr is divided into the following components: (i) 67% performance-based deferred stock units and (ii) 33% performance cash award and differs from the other executive officers due to his retirement eligibility. The target 2011 LTI Plan opportunity for executive officers other than Mr. Kerr range from 100% to 125% of 2011 base salary. Pursuant to the Amendment described above, the 2011 LTI Plan opportunity for Mr. Kerr is equal to 200% of his 2011 base salary.

Benefits and Perquisites

Consistent with the Company’s philosophy, our NEOs are provided benefits and perquisites that are substantially the same as those offered to other employees of the Company, with the following limited exceptions. We reimburse or pay executive officers for the cost of an annual physical examination. We also offer a supplemental long-term disability program for executives, which provides for an additional 10 percent coverage over that which eligible full-time employees receive. Under certain circumstances, our NEOs may travel in first or business class, which is different than for most employees. Mr. Kerr may travel in first or business class at any time.

Post-Termination Compensation

Retirement Plans

Ms. Hanley participates in a defined benefit pension plan, which has been closed to new participants since January 2, 1995. See “2010 Pension Benefits Table” below for a further explanation of the defined benefit pension plan. The amounts payable under such retirement plan to Ms. Hanley are determined by the plan’s benefit formula, which we describe in the section “Pension Benefits Table” below. The amount of benefit is determined based upon the terms of the plan, the executive’s years of service with us, and the executive’s compensation.

We offer a qualified 401(k) Plan to provide our employees tax-advantaged savings vehicles. We make matching contributions to the 401(k) Plan to encourage employees to save money for their retirement. This plan and our contributions to it enhance the range of benefits we offer to executives, encourage retirement savings in a cost and tax-efficient way, and further our ability to attract and retain employees.

Under the terms of the 401(k) Plan, employees may defer at least 1% of their eligible earnings, and we make a matching contribution of 50% of before-tax employee contributions up to a maximum of 3% or 6% of eligible employee earnings. We may also make an additional discretionary matching contribution of 0% to 30% of before-tax employee contributions up to a maximum of 3% or 6% of eligible employee earnings (depending on the Company’s profitability). The 3% maximums referred to in the previous sentences relate to employees who are pension participants and the 6% maximums relate to employees who are not pension participants.

Our matching contributions to the 401(k) Plan for each NEO are set forth in the Summary Compensation Table below. See also “Summary of Cash and Certain Other Compensation and Other Payments to the NEOs — 401(k) Plan.”

Potential Payments Upon Termination or Change in Control

See “Potential Payments Upon Termination or Change in Control” below for a discussion of potential payments to be made under each contract, agreement, plan or arrangement that provides for payments to a NEO at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a NEO, or our change in control or a change in the NEO’s responsibilities.

Retention and Employment Agreements

Executive Retention Agreements

In August 2008, we entered into Executive Retention Agreements with certain members of our senior executive management, including each of Messrs. Bouvard, Creamer, Henry, and Smith, that provide for: (i) severance payments under some circumstances, including termination without cause or resignation as a result of position diminishment, (ii) enhanced severance following a change in control, and (iii) accelerated vesting with respect to stock options and restricted stock grants upon a termination during a specified period following a change in control. These agreements have a fixed five-year term and replace prior executive retention agreements, which otherwise would have remained in place indefinitely. Ms. Hanley has also entered into an Executive Retention Agreement on substantially similar terms, but Ms. Hanley’s agreement does not provide for severance compensation as a result of position diminishment.

We entered into the Executive Retention Agreements because we do not want our executives distracted by a rumored or actual change in control of the Company. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of stockholders. In addition, we believe it is important that our executives should react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe our Retention Agreements assist us in retaining our executive talent. The material terms of the Executive Retention Agreements are discussed in the section “Potential Payments Upon Termination or Change in Control — Executive Retention Agreements” below.

Executive Employment Agreement

On February 11, 2010, the Company entered into an Executive Employment Agreement (the “Agreement”) with William T. Kerr relating to Mr. Kerr’s employment as President and Chief Executive Officer of the Company. Pursuant to the terms of the Agreement, Mr. Kerr’s employment commenced on January 10, 2010 and was scheduled to end on January 10, 2012 (the “Initial Term”).

On February 8, 2011, the Company entered into an Amended and Restated Executive Employment Agreement (the “Amendment”) with William T. Kerr relating to Mr. Kerr’s employment as President and Chief Executive Officer of the Company. The Amendment replaces the Agreement and extends the expiration of the term of Mr. Kerr’s employment from the Initial Term until January 10, 2013 (the “Extended Term”). The material terms and conditions of the Agreement and Amendment are set forth below.

Salary and Bonus or Incentive Compensation

Pursuant to the Agreement, Mr. Kerr’s base salary was $800,000. His base salary remains $800,000 under the Amendment. Pursuant to the terms and conditions of the Agreement, Mr. Kerr is eligible to receive an annual incentive bonus equal to 100% of his annual base salary upon meeting applicable performance criteria set by the Committee. For performance exceeding such applicable performance criteria, the annual incentive bonus could be increased up to a maximum of 200% of annual base salary, at the sole discretion of the Committee. The Committee will review the base salary no less frequently than annually.

Equity Awards

Initial Grant

Pursuant to the Agreement, on February 11, 2010 the Committee also approved an initial equity award to Mr. Kerr of 45,254 stock options and 60,144 deferred stock units (DSUs), each with respect to the Company’s common stock, par value $0.50 (the “Common Stock”) (collectively, the “Initial Grant”) to induce Mr. Kerr to accept the CEO position and replace amounts that he would forfeit at prior employer and boards of directors upon becoming CEO of Arbitron. These stock options and DSUs were granted under the Company’s 2008 Equity Compensation Plan (the “2008 Plan”) and subject to its terms.

Assuming continued employment, the stock options under the Initial Grant will vest in equal amounts on an annual basis over a three year period following the date of grant (beginning with one-third on the first anniversary), and otherwise contain substantially the same terms and conditions as the Company’s standard form of nonqualified stock option agreement adopted for use under the 2008 Plan, except as described below with regard to potential payments upon early termination. Assuming continued employment, the DSUs under the Initial Grant will vest in equal amounts over a four year period following the date of grant (beginning with one-quarter on the first anniversary) and otherwise contain substantially the same terms and conditions as the Company’s standard form of deferred stock unit agreement adopted for use under the 2008 Plan, except as described below with regard to potential payments upon early termination.

Long-Term Incentive

Pursuant to the Agreement and as approved by the Committee, the Company granted to Mr. Kerr a long-term incentive award valued at $1,500,000 on the date of grant and which was divided into substantially the same mix of stock options, performance-based cash, and performance-based restricted stock units as other senior executives (and with the restricted stock units also performance-based to the extent grants to other senior executives are subject to performance conditions) but with the restricted stock units in the form of DSUs payable only after Mr. Kerr’s separation from service. The long-term incentive award to Mr. Kerr is subject to the accelerated vesting terms described below with regard to potential payment upon early termination.

The Committee, at its sole discretion, will consider the grant of additional compensatory stock awards to Mr. Kerr no less frequently than annually.

In connection with the Amendment, the Committee has granted to Mr. Kerr a 2011 long-term incentive award with a value equal to $1,600,000 on the date of grant, to be divided into 33% performance-based cash and 67% performance-based deferred stock units which will vest only upon satisfaction of applicable performance objectives established by the Committee and which will be payable only after Mr. Kerr’s separation from service. The long-term incentive award to Mr. Kerr also is subject to the accelerated vesting terms described below with regard to potential payment upon early termination.

The long term incentive awards will vest and/or become exercisable in accordance with the Company’s customary terms. However, to the extent more favorable to Mr. Kerr (except in the case of a termination for Cause) the following special acceleration terms will apply. Upon termination of employment as a result of Mr. Kerr’s death or disability outstanding equity awards will accelerate. Upon a termination of Mr. Kerr’s employment by the Company without Cause, upon Mr. Kerr’s Retirement (as defined below), or upon Mr. Kerr ceasing to be employed for any reason (other than Cause) after the Extended Term, any performance-based awards will require satisfaction of the applicable performance objectives but will not be prorated for partial years of service. Upon Mr. Kerr’s resignation before the end of the Extended Term other than in connection with his Retirement, all unvested awards will be forfeited. Upon any termination of Mr. Kerr’s employment by the Company for Cause, all vested and unvested awards will be forfeited. The new terms apply only to awards made on or after February 8, 2011.

For purposes of the Amendment, “Retirement” means Mr. Kerr’s voluntary resignation upon his replacement as Chief Executive Officer and his completion of a post-replacement transition period of 90 days or a shorter period at the Board’s request; provided, however, that Mr. Kerr may not initiate his resignation before the Board approves his replacement and have such resignation treated as Retirement and “Retirement” for this purpose only applies on or before January 10, 2012. For purposes of the Amendment, “Position Diminishment” means a material reduction in Mr. Kerr’s responsibilities, duties, or authority as in effect immediately before a Change in Control or as of the effective date of the Amendment where such reduction occurs on or after January 11, 2012 and before the end of the Extended Term.

Benefits

Mr. Kerr, to the extent eligible, is entitled to participate at a level commensurate with his position in all employee welfare, benefit, and retirement plans and programs the Company provides to its executives in accordance with Company policies.

Non-Competition, Non-Recruitment, and Non-Disparagement

The Agreement contains provisions pursuant to which Mr. Kerr has agreed that, while employed and for 12 months following termination of employment for any reason, he will not directly or indirectly, subject to certain de minimis exceptions involving the ownership of publicly traded securities, compete with any part of the Company’s business. Mr. Kerr has agreed during employment and for 12 months thereafter not to initiate or actively participate in any other employer’s recruitment or hiring of Company employees. The Agreement also contains non-disparagement provisions.

Skarzynski Settlement Agreement and General Release

On January 11, 2010 and in connection with Mr. Skarzynski’s resignation, we entered into a Settlement Agreement and General Release (the “Skarzynski Agreement”) with Mr. Skarzynski. The Skarzynski Agreement superseded the Executive Employment Agreement that the Company entered into with Mr. Skarzynski. The material terms of the Skarzynski Agreement are as follows:

•	The Company paid Mr. Skarzynski a total of $750,000 in cash less applicable taxes.

•	If Mr. Skarzynski and/or his eligible dependents become eligible for COBRA coverage under the Company’s group health plans, the Company will pay the cost of COBRA coverage until the earlier of: (i) December 31, 2010 or (ii) none of Mr. Skarzynski and/or his eligible dependents are eligible for COBRA coverage.

•	The Company will not seek reimbursement from Mr. Skarzynski of approximately $125,000 in relocation monies that would otherwise have been due to be repaid by Mr. Skarzynski pursuant to the terms of Mr. Skarzynski’s Executive Employment Agreement.

•	The Company will indemnify Mr. Skarzynski for reasonable attorneys’ fees and costs incurred through the effective date of the Agreement in connection with matters that culminated with his resignation in an amount not to exceed $100,000.

•	The Company will continue to cover Mr. Skarzynski under its Directors and Officers insurance policies for actions/inactions taken in his capacity as an officer and director of the Company during the term of his employment.

The non-competition, non-recruitment and non-disparagement provisions set forth in Mr. Skarzynski’s Executive Employment Agreement will survive his resignation, and Mr. Skarzynski has agreed to continue to abide by those provisions.

As a result of his resignation, the equity awards made to Mr. Skarzynski on January 13, 2009 pursuant to his Executive Employment Agreement were forfeited.

Stock Ownership Guidelines

During 2004, the Nominating and Corporate Governance Committee recommended and the Board established stock ownership requirements for our executive officers. In August 2009, the Nominating and Corporate Governance Committee revised the stock ownership guidelines to include a market volatility provision in the event there is a significant decline in our stock price that causes a director’s or executive officer’s holdings to fall below the applicable threshold. If there is a significant decline, the director or executive officer will not be required to purchase additional shares to meet the applicable threshold, but such director or executive officer will not be able to sell or transfer any shares until the applicable threshold has again been achieved. These officers are expected, over time, to acquire and hold Company stock (including restricted stock units) equal in value to at least the following:

•	CEO — three times annual salary;

•	CFO — two times annual salary; and

•	Other executive officers — one time annual salary.

These guidelines are expected to be achieved within three years of becoming an executive officer, and include owned shares of common stock, restricted shares, and restricted stock units or DSUs that only can be settled in common stock. However, no outstanding unexercised stock options are taken into account for purposes of satisfying these guidelines. The purpose of stock ownership requirements is to more closely align our key executives’ interests with our stockholders. As of April 1, 2011, all NEOs who had been in their positions for more than three years had either satisfied or exceeded the applicable stock ownership guidelines.

Role of Management

The role of our management in executive compensation is to provide reviews and recommendations for the Committee’s consideration, and to manage our executive compensation programs, policies, and governance. Direct responsibilities include the following:

•	Providing an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with our objectives;

•	Providing an assessment of our performance relative to corporate, business unit, and individual performance targets;

•	Recommending changes, if necessary to ensure achievement of all program objectives; and

•	Recommending pay levels, payout and/or awards for executive officers other than the CEO.

Compliance with Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), disallows any tax deductions for compensation exceeding $1 million and paid in a taxable year to any NEO other than the CFO, all of whom are “covered employees” under Section 162(m). However, certain performance-based compensation, determined under pre-established objective performance goals, can be deducted even in excess of the $1 million limit. The Committee considers the potential impact of Section 162(m) as one factor to be taken into account in setting total compensation and its component elements. However, the Committee believes that it must retain flexibility, in observing its overall compensation philosophy and objectives, to structure total compensation to include components, such as service-vesting restricted stock units, that would not be treated as performance-based compensation under the Section, both in order to attract and retain top talent and to appropriately gauge the performance of executives. Achieving the desired flexibility in the design and delivery of total compensation, therefore, may result in some compensation not being deductible for federal income tax purposes. In this regard, we estimate that approximately $713,000 of Mr. Kerr’s compensation in 2010 was not deductible for federal income tax purposes.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Submitted by the Compensation and
Human Resources Committee of the
Board of Directors

Larry E. Kittelberger, Chair
John A. Dimling
Erica Farber
Philip Guarascio
Luis G. Nogales

Summary of Cash and Certain Other Compensation and Other Payments to the NEOs

2010 Summary Compensation Table

The following table provides information concerning the compensation of our NEOs for our most recently completed fiscal year.

In the column “Salary,” we disclose the amount of base salary paid to the NEO during the fiscal year.

In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the aggregate grant date fair value of the awards granted during the fiscal year computed in accordance with FASB ASC Topic 718.

In the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” we disclose the sum of the dollar value of (1) the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) in 2010; and (2) any above-market or preferential earnings on nonqualified deferred compensation, including on nonqualified defined contribution plans.

In the column “All other compensation,” we disclose the sum of the dollar value of:

•	perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000;

•	profit sharing;

•	severance for Messrs. Bouvard and Skarzynski and travel; and

•	our contributions to vested and unvested defined contribution plans.

2010 Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
					Non-equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)	($)	($)(2)	Total ($)

William T. Kerr	2010	769,231	2,014,397	845,481	1,000,000	—	25,934	4,655,043
President and Chief
Executive Officer
and Director
Sean R. Creamer*	2010	441,584	225,203	218,660	307,784	—	18,161	1,211,392
Executive Vice	2009	416,880	1,499,999	500,110	398,713		14,317	2,830,019
President, U.S.	2008	400,846	439,993	439,848	334,592		15,534	1,630,813
Media Services and
Formerly Chief
Financial Officer
Michael P. Skarzynski**	2010	49,654	—	—	—	—	750,000	799,654
Formerly President	2009	480,769	1,249,993	1,254,987	—	—	267,465	3,253,214
and Chief Executive
Officer and Director
Timothy T. Smith	2010	400,000	204,008	198,072	278,800	—	14,024	1,094,904
Executive Vice	2009	325,728	900,004	300,066	327,034	—	11,631	1,864,462
President, Business	2008	313,200	220,500	332,780	349,971	—	8,205	1,224,655
Development &
Strategy and Chief
Legal Officer
Carol Hanley	2010	343,626	116,570	113,187	211,918 (3)	84,384	11,617	881,302
Executive Vice
President, Chief
Sales and Marketing
Officer
V. Scott Henry	2010	314,224	154,791	150,277	223,621	—	18,137	861,050
Executive Vice
President,
Technology
Solutions and Chief
Information Officer
Pierre C. Bouvard***	2010	248,593	62,985	61,153	—	—	1,025,000 (4)	1,397,731
Formerly Executive	2009	384,739	87,490	262,566	133,393	—	9,548	877,736
Vice President,	2008	369,942	378,018	377,870	216,505	—	12,695	1,241,822
Sales

*	Mr. Creamer was succeeded as Chief Financial Officer by Richard J. Surratt, who joined the Company as Executive Vice President, Finance on February 6, 2011 and became Executive Vice President, Finance and Chief Financial Officer on February 28, 2011.

**	Mr. Skarzynski resigned as President and Chief Executive Officer effective January 11, 2010. The information in the table is provided in accordance with the Securities and Exchange Condition rules and regulations. However, in connection with Mr. Skarzynski’s resignation, he forfeited all stock and option awards.

***	Mr. Bouvard’s employment terminated effective September 30, 2010.

(1)	Please refer to note 15 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the assumptions related to the calculation of such value.

(2)	The amounts shown as all other compensation for 2010 consist of the following:

					Business/First
			Long-Term		Class Travel and
			Disability		Airline
		Physical	Supplemental		Membership
	401(k) Match	Examination	Coverage	Severance	Dues	Total
	($)	($)	($)	($)	($)	($)

William T. Kerr	7,350	—	—	—	18,584	25,934
Sean R. Creamer	9,578	—	2,740	—	5,843	18,161
Michael P. Skarzynski	—	—	—	750,000	—	750,000
Timothy T. Smith	9,415	—	2,675	—	1,934	14,024
Carol Hanley	5,149	—	2,520	—	3,948 (5)	11,617
V. Scott Henry	7,213	2,240	2,366	—	6,318	18,137
Pierre C. Bouvard	8,239	—	2,545	1,014,216	—	1,025,000

(3)	Includes Ms. Hanley’s 2010 sales commission.

(4)	The amount shown is the actual amount Mr. Bouvard received as severance pursuant to his Executive Retention Agreement.

(5)	Ms. Hanley is the only NEO to have an airline membership and the dues are $350 per year.

2010 Grants of Plan-Based Awards

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during 2010. No options were re-priced or materially modified during the fiscal year.

In this table, we provide information concerning each grant of an award made to a NEO in the most recently completed fiscal year under any plan. In the “All Other Stock Awards: Number of shares of Stock or Units” column, we report the number of restricted stock units granted in the fiscal year. In the “Grant Date Fair Value of Stock and Option Awards” column, we report the aggregate grant date fair value of all awards made in 2010. In all cases, the grant date fair value was equal to the closing market price of our common stock on the grant date, which was the date on which the Compensation and Human Resources Committee approved the grant, which price we report in the tenth column.

2010 Grants of Plan-Based Awards

						All Other	All Other
						Stock	Option
						Awards:	Awards;	Grant Date	Closing
	Estimated Possible Payouts Under					Number of	Number of	Fair Value	Market
	Non-Equity Incentive Plan Awards					Shares of	Securities	of Stock,	Price on
	Threshold	Target	Maximum	Grant		Stock or	Underlying	and Option	Date of
Name	($)(1)	($)(1)	($)(1)	Date	Award Type	Units (#)	Options (#)	Awards ($)	Grant ($)

William T. Kerr	—	800,000	1,600,000	3/04/2010	Non-Equity Incentive Plan
				2/11/2010	Deferred Stock Units (2)	60,144	—	1,499,991	24.94
				2/11/2010	Stock Options(2)	—	45,254	350,003	24.94
				3/04/2010	Performance-Based Deferred Stock Units(2)	23,004	—	509,999	22.17
				3/04/2010	Stock Options(4)	—	73,251	495,477	22.17
	—	495,000	742,500	3/24/2010	Performance Cash Awards(5)	—	—	—	—
Sean R. Creamer	132,475	264,950	529,901	3/04/2010	Non-Equity Incentive Plan
				3/04/2010	Performance-Based Restricted Stock Units (3)	10,158	—	225,203	22.17
				3/04/2010	Stock Options(4)	—	30,332	218,660	22.17
	109,292	218,584	327,876	3/24/2010	Performance Cash Awards(5)	—	—	—	—
Michael P. Skarzynski(6)	—	—	—	—	—	—	—	—	—
Timothy T. Smith	120,000	240,000	480,000	3/04/2010	Non-Equity Incentive Plan
				3/04/2010	Performance-Based Restricted Stock Units(3)	9,202	—	204,008	22.17
				3/04/2010	Stock Options(4)	—	24,476	198,072	22.17
	99,000	198,000	297,000	3/24/2010	Performance Cash Awards(5)	—	—	—	—
Carol Hanley	85,719	171,438	342,875	3/04/2010	Non-Equity Incentive Plan
				3/04/2010	Performance-Based Restricted Stock Units(3)	5,258	—	116,570	22.17
					Stock Options(4)	—	15,701	113,187	22.17
	56,575	113,149	169,724	3/24/2010	Performance Cash Awards(5)	—	—	—	—
V. Scott Henry	83,460	166,920	333,840		Non-Equity Incentive Plan
				3/04/2010	Performance-Based Restricted Stock Units(3)	6,982	—	154,791	22.17
				3/04/2010	Stock Options(4)	—	20,846	150,277	22.17
	75,114	150,228	225,342	3/24/2010	Performance Cash Awards(5)	—	—	—	—
Pierre C. Bouvard	92,623	185,245	370,490		Non-Equity Incentive Plan
				3/04/2010	Performance-Based Restricted Stock Units(3)	2,841	—	62,985	22.17
				3/04/2010	Stock Options(4)	—	8,483	61,153	22.17
	30,566	61,131	91,697	3/24/2010	Performance Cash Awards(5)	—	—	—	—

(1)	We report the amounts actually paid during 2010 for the bonus in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table, above. The Compensation Committee has discretion as to whether to adjust each executive officers award upwards or downwards based on individual performance. The Performance-Based Cash Awards are part of the 2010 Long-Term Incentive Plan and are based on the Company’s achievement of cumulative earnings per share over a three year performance period, and the amount of the performance cash award ranges from 0% to 150% based on the achievement of specified results.

(2)	Granted under the Arbitron 2008 Equity Compensation Plan. The deferred stock units granted on February 11, 2010 vest in equal amounts over a four year period following the date of grant beginning on the first anniversary of the date of grant, subject to continued employment (with limited exceptions for termination without Cause or Retirement as defined in Mr. Kerr’s employment agreement) and are payable only after Mr. Kerr’s separation from service. The stock options granted on February 11, 2010, vest in equal amounts on an annual basis over a three year period following the date of grant beginning on the first anniversary of the date of grant, subject to continued employment (with limited exceptions for termination without Cause or Retirement as defined in Mr. Kerr’s employment agreement). The performance-based deferred stock units granted to Mr. Kerr on March 4, 2010 vest in equal annual installments over four years beginning on the first anniversary of the date of grant (with limited exceptions for termination without Cause or Retirement as defined in Mr. Kerr’s employment agreement) and are payable only after Mr. Kerr’s separation from service. The performance goal was satisfied for the performance-based deferred stock units granted on March 4, 2010.

(3)	Granted under the Arbitron 2008 Equity Compensation Plan. The performance-based restricted stock units granted in 2010 to NEOs vest in equal annual installments over four years beginning on the first anniversary of the date of grant, subject to continued employment (with limited exceptions for termination of employment due to death, disability and change in control). The performance goal was satisfied for the performance-based restricted stock units granted on March 4, 2010.

(4)	Granted under the 2008 Equity Compensation Plan. The stock options granted in 2010 to NEOs have a 10-year term and vest ratably over three years, subject to continued employment (with limited exceptions for termination of employment due to death, disability, and change in control).

(5)	Granted under the Arbitron 2008 Equity Compensation Plan. The performance cash awards granted in 2010 to NEOs are based on the Company’s achievement of cumulative earnings per share over a three year performance period beginning January 1, 2010 and ending on December 31, 2012, and the amount of the performance cash award ranges from 0% to 150% based on the achievement of specified results.

(6)	Mr. Skarzynski resigned on January 11, 2010. In connection with Mr. Skarzynski’s resignation, he forfeited all restricted stock units and stock options.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock that has not vested outstanding as of the end of our most recently completed fiscal year for each NEO. Each outstanding award is represented by a separate row, which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any).

For option awards, the table discloses the number of shares underlying both exercisable and unexercisable options, as well as the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested.

We computed the market value of stock awards by multiplying the closing market price of our stock at the end of the most recently completed fiscal year ($41.52) by the number of shares or units of stock.

Outstanding Equity Awards At Fiscal Year-End 2010

	Option Awards				Stock Awards
							Market
	Number of	Number of			Number of		Value of
	Securities	Securities			Shares or		Shares or
	Underlying	Underlying			Units of		Units of
	Unexercised	Unexercised	Option		Stock That		Stock That
	Options	Options	Exercise	Option	Have Not		Have Not
	(#)	(#)	Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable(1)	($)	Date	(#)		($)

William T. Kerr	15,000	—	48.25	5/15/2017	—		—
	7,605	—	46.64	5/13/2018	—		—
	15,719	—	20.52	5/27/2019	—		—
	—	45,254	24.94	2/11/2020	—		—
	—	73,251	22.17	3/4/2020	—		—
	—	—	—	—	83,148	(2)	3,452,305
Sean R. Creamer	20,000	—	40.90	09/15/2015	—		—
	15,000	—	38.88	03/01/2016	—		—
	26,098	13,048	41.96	03/03/2018	—		—
	27,549	55,096	20.29	5/20/2019	—		—
	—	30,332	22.17	3/04/2020	—		—
	—	—	—	—	74,262	(2)	3,083,358
Michael P. Skarzynski(3)	—	—	—	—	—		—
Timothy T. Smith	19,745	9,872	41.96	03/03/2018	—		—
	16,529	33,058	20.29	5/20/2019	—		—
	—	27,476	22.17	3/04/2020	—		—
		—	—	—	47,487	(2)	1,971,660
Carol Hanley	5,000	—	40.25	1/25/2015	—		—
	5,000	—	40.36	06/01/2016	—		—
	5,000	—	48.25	5/15/2017	—		—
	2,000	1,000	40.31	1/24/2018	—		—
	3,334	1,666	46.64	5/13/2018	—		—
	—	5,000	16.49	7/13/2019	—		—
	—	15,701	22.17	3/04/2020	—		—
	—	—	—	—	5,820	(2)	241,646
V. Scott Henry	5,000	—	38.88	3/01/2016	—		—
	17,942	8,971	41.96	3/03/2018	—		—
	464	28,926	20.29	5/20/2019	—		—
	—	20,846	22.17	3/04/2020	—		—
	—	—	—	—	16,553	(2)	687,281
Pierre C. Bouvard(4)	—	—	—	—	—		—

(1)	Vesting dates of unvested stock option awards are as follows: Mr. Kerr — 15,085 on 2/11/11, 24,417 on 3/4/11, 15,085 on 2/11/12, 24,417 on 3/4/12, 15,084 on 2/11/13, and 24,417 on 3/4/13; Mr. Creamer — 13,048 on 3/3/11, 10,111 on 3/4/11, 27,548 on 5/20/11, 10,111 on 3/4/12, 27,548 on 5/20/12, and 10,110 on 3/4/13; Mr. Smith — 9,872 on 3/3/11, 9,159 on 3/4/11, 16,529 on 5/20/11, 9,159 on 3/4/12, 16,529 on 5/20/12, and 9,158 on 3/4/13; Mr. Henry — 8,971 on 3/3/11, 6,949 on 3/4/11, 14,463 on 5/20/11, 6,949 on 3/4/12, 14,463 on 5/20/12 and 6,948 on 3/4/13; and Ms. Hanley — 1,000 on 1/24/11, 5,234 on 3/4/11, 1,666 on 5/13/11, 2,500 on 7/13/11, 5,234 on 3/4/12, 2,500 on 7/13/12, and 5,233 on 3/4/13.

(2)	Vesting dates of unvested shares of performance-based restricted stock, restricted stock and restricted stock units are as follows: Mr. Kerr — 15,036 on 2/11/11, 5,751 on 3/4/11, 15,036 on 2/11/12, 5,751 on 3/4/12, 15,036 on 2/11/13, 5,751 on 3/4/13, 15,036 on 2/11/14, and 5,751 on 3/4/14; Mr. Creamer — 3,416 on 2/20/11, 2,621 on 3/3/11, 2,540 on 3/4/11, 18,482 on 5/20/11, 2,621 on 3/3/12, 2,540 on 3/4/12, 18,482 on 5/20/12, 2,539 on 3/4/13, 18,482 on 5/20/13, and 2,539 on 3/4/14; Mr. Smith — 2,391 on 2/20/11, 1,314 on 3/3/11, 2,301 on 3/4/11, 11,089 on 5/20/11, 1,313 on 3/3/12, 2,301 on 3/4/12, 11,089 on 5/20/12, 2,300 on 3/4/13, 11,089 on 5/20/13, and 2,300 on 3/4/14; Mr. Henry — 2,733 on 2/20/11, 1,802 on 3/3/11, 1,746 on 3/4/11, 1,078 on 5/20/11, 1,802 on 3/3/12, 1,746 on 3/4/12, 1,078 on 5/20/12, 1,745 on 3/4/13, 1,078 on 5/20/13, and 1,745 on 3/4/14; and Ms. Hanley — 1,315 on 3/4/11, 188 on 7/13/11, 1,315 on 3/4/12, 187 on 7/13/12, 1,314 on 3/4/13, 187 on 7/13/13, and 1,314 on 3/4/14.

(3)	In connection with Mr. Skarzynski’s resignation, he forfeited all restricted stock units and options.

(4)	Mr. Bouvard was terminated effective September 30, 2010. Pursuant to the terms of his equity awards agreement, he did not have any equity awards outstanding at fiscal year end.

Option Exercises and Stock Vested

The following table provides information concerning exercises of stock options and similar instruments, and vesting of restricted stock and similar instruments, during the most recently completed fiscal year for each of the NEOs on an aggregated basis. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of restricted stock that have vested; and the aggregate dollar value realized upon vesting of stock.

2010 Option Exercises And Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

William T. Kerr	—	—	—	—
Sean R. Creamer	—	—	28,021	767,959
Michael P. Skarzynski	—	—	—	—
Timothy T. Smith	—	—	16,463	454,777
Carol Hanley	—	—	188	5,161
V. Scott Henry	14,000	103,386	6,863	160.330
Pierre C. Bouvard	5,000	91,195	10,346	237,314

2010 Pension Benefits Table

Arbitron has established a voluntary, tax-qualified, defined benefit pension plan funded by employee and employer contributions. The plan covers Arbitron employees who, as of December 31, 2000, were eligible to participate in the Ceridian Corporation (“Ceridian”) pension plan. The Ceridian plan was closed to new participants effective January 2, 1995. Benefits earned under the Ceridian plan prior to December 31, 2000, are payable from the Arbitron plan for participants employed by Arbitron on December 31, 2000. The amount of the annual benefit under Arbitron’s plan is based upon an employee’s average annual compensation during the employee’s highest consecutive five-year earnings period while participating in the Ceridian plan or the Arbitron plan.

Benefit amounts in the Pension Benefits Table below are computed assuming payments are made on the normal life annuity basis and not under any of the various survivor options. Benefits listed in the table are not subject to deduction for Social Security or other offset amounts.

2010 Pension Benefits Table

Present
		Number of Years	Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Carol Hanley(1)	Pension	9.88	366,487	—

(1)	Ms. Hanley was employed by the Company and its predecessor from February 2, 1987 to May 8, 1998 and from January 2, 2001 to present. Pursuant to the terms of the Pension Plan, Ms. Hanley had 9.88 years of credited service as of December 31, 2010.

2010 Nonqualified Deferred Compensation

No NEO participated in any nonqualified deferred compensation plan during 2010.

401(k) Plan

Arbitron maintains a 401(k) plan that permits participating employees to contribute a portion of their compensation to the plan on a pretax basis. Arbitron makes matching contributions in amounts determined by Arbitron.

The 401(k) plan accounts are invested among a number of available investment options, including shares of Arbitron common stock, according to the directions of the participating employees. Voting and tender rights with respect to shares of Arbitron common stock credited to participants’ accounts will be passed through to the participants.

While employed, participating employees may access their accounts through loans and, in some cases, in-service withdrawals. Following termination of employment, benefits are either distributed in a lump-sum payment or, if minimum requirements are met, can be kept in the plan. To the extent a participant’s account is invested in full shares of Arbitron’s common stock, the shares may be distributed to the participant when the account is distributable.

Arbitron retains the right to amend or terminate the 401(k) plan at any time.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement that provides for payments to a NEO at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a NEO, or our change in control or a change in the NEO’s responsibilities. However, in accordance with SEC regulations, we do not report any amount to be provided to a NEO under any arrangement that does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Also, the following table does not repeat information disclosed above under the pension benefits table, except to the extent that the amount payable to the NEO would be enhanced by the termination event.

For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our common stock is the closing market price as of that date — $41.52.

Executive Retention Agreements

Messrs. Bouvard, Creamer, Henry and Smith have entered into Executive Retention Agreements with us that provide for severance payments under some circumstances and for accelerated vesting with respect to stock options and restricted stock grants upon a termination following a change of control. Ms. Hanley also entered into an Executive Retention Agreement with us on substantially similar terms, but it does not provide for severance payments as a result of position diminishment.

The Executive Retention Agreement also provides for a release of claims and enhanced non-competition, non-recruitment, and non-disparagement obligations on the part of the executive for the benefit of the Company as a condition to the Company’s obligation to provide any severance or other payments thereunder.

Termination by the Company other than for cause or by executive for Position Diminishment

The Executive Retention Agreement provides that if the executive’s employment is terminated: (A) by the Company other than for cause, or (B) by the executive for Position Diminishment (as defined below), and in either case the date of termination does not occur during a Window Period (as defined below), the executive will receive a lump-sum cash payment in an amount equal to the sum of: (i) 18 times the executive’s Reference Compensation (a number based in part on monthly salary as described below), plus (ii) the product of (x) a decimal equal to a number between 0.45 and 0.55 (as applicable depending on the individual executive) times the executive’s annual salary divided by 12, times (y) the number of full months elapsed in the calendar year before the executive’s date of employment termination.

In addition, if the executive is entitled to receive a lump-sum cash payment pursuant to the conditions described in the immediately preceding paragraph, the Company will also provide the executive with certain outplacement services (to a maximum of $50,000), and for a period of 18 months following termination, or, if sooner, until reemployment with an equivalent benefit, with the same or equivalent health, dental, accidental death and dismemberment, short-term and long-term disability, life insurance coverage, and all other insurance and other health and welfare benefits programs he or she was entitled to on the day before the termination, if and to the extent such coverage is available from the Company’s benefit plans with respect to former employees. If and to the extent such coverage is not available or ceases to be available, the Company will take commercially reasonable steps to arrange for coverage under individual or conversion policies and will, in any event, pay as premiums the same dollar level of premiums as it paid for the executive as an active employee (with a tax gross up if the payment of premiums would be tax-free for active employees but is taxed for a former employee).

For purposes of the applicable Executive Retention Agreements, “Position Diminishment” means: (i) a change in the executive’s reporting responsibilities, titles, duties, or offices as in effect immediately prior to a relevant measurement date, or any removal of executive from, or any failure to re-elect executive to, any of such positions, that has the effect of materially diminishing executive’s responsibility, duties, or authority, (ii) a relocation of the executive’s principal place of employment to a location more than 25 miles from its then current location and that increases the distance from executive’s primary residence by more than 25 miles, or (iii) a material reduction in executive’s annual salary.

An eligible executive may only resign as a result of a Position Diminishment that occurs other than during a Window Period if he or she (i) provides notice to the Company within 90 days following the date of Position Diminishment that he or she considers the Position Diminishment grounds to resign; (ii) provides the Company a period of 30 days to cure the Position Diminishment; and (iii) actually ceases employment, if the Position Diminishment is not cured, by six months following the date of Position Diminishment.

For purposes of the Executive Retention Agreement, “Window Period” means the one-year period commencing on the date of a Change of Control. For purposes of the Executive Retention Agreement, a “Change of Control” is generally defined as any of the following: (i) a merger or consolidation involving the

Company if less than 50% of its voting stock after the merger or consolidation is held by persons who were stockholders before the merger or consolidation; (ii) ownership by a person or group acting in concert of at least 51% of the Company’s voting securities; (iii) ownership by a person or group acting in concert of between 25% and 50% of the Company’s voting securities if such ownership was not approved in advance by the Company’s Board of Directors; (iv) a sale of the assets of the Company substantially as an entirety; (v) the liquidation of the Company; (vi) specified changes in the composition of the Company’s Board of Directors; or (vii) any other events or transactions the Company’s Board of Directors determines constitute a change of control.

Termination During Window Period Following a Change of Control

The Executive Retention Agreement provides that if the executive’s employment terminates: (A) during a Window Period, or (B) because the executive resigns as a result of a Position Diminishment on or before the Position Diminishment Termination Date (as defined below), in either case other than (X) a termination by the Company for cause, (Y) the executive’s resignation other than as a result of Position Diminishment, or (Z) the executive’s death or disability, the executive will receive a lump-sum cash payment in an amount equal to the sum of: (i) 24 times the executive’s Reference Compensation, and (ii) the product of: (a) a decimal equal to a number between 0.45 and 0.55 (as applicable depending on the individual executive) times the executive’s annual salary divided by 12, times (b) the number of full months elapsed in the calendar year before the executive’s employment termination date.

If the executive’s employment terminates and the executive is entitled to receive a lump-sum cash payment pursuant to the conditions described in the immediately preceding paragraph: (i) the Company will provide the executive with the outplacement services, and benefits continuation described above, but for a period of 24 months, and (ii) all outstanding equity incentive awards granted on or after June 1, 2008 and before the expiration of the Agreement will fully and immediately vest (subject to the Board of Directors’ ability to suspend exercises or sales until the executive has released all claims).

An executive may only resign as a result of a Position Diminishment and be eligible to receive the severance payments specified in the preceding two paragraphs if: (i) the Position Diminishment occurs during a Window Period, and (ii) he or she (x) provides notice to the Company within 90 days following the date of Position Diminishment that he or she considers the Position Diminishment grounds to resign; (y) provides the Company a period of 30 days to cure the Position Diminishment, and (z) actually ceases employment, if the Position Diminishment is not cured, by the later to occur of: (1) six months following the date of Position Diminishment and (2) the end of the Window Period (the “Position Diminishment Termination Date”).

In addition, notwithstanding anything to the contrary contained in the Agreement, in the event that the Company determines that any portion of any payment, compensation, or other benefit provided to the executive in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the “Code”), and the executive is a specified person as defined in Section 409A, such portion of the payment, compensation, or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” as determined under Section 409A.

If payments to an executive under the Executive Retention Agreement would result in imposition of an excise tax (a “parachute tax”) under Section 4999 of the Code, the executive will also be entitled to be paid an amount to compensate for the imposition of the tax. The payment will be in an amount such that after payment of all taxes, income and excise, the executive will be in the same after-tax position as if no parachute tax under the Code, had been imposed.

Upon a Change of Control, all outstanding equity incentive awards granted on or before May 31, 2008 will fully and immediately vest, without regard to whether the executive’s employment terminates (unless the equity incentive cannot be so accelerated under Section 409A, in which case acceleration will only occur in accordance with Section 409A), subject to the Company’s Board of Directors’ ability to suspend exercises or sales until the executive has released all claims.

Kerr Executive Employment Agreement

We entered into an Executive Employment Agreement with Mr. Kerr effective January 10, 2010 (the “Agreement”), which was amended and restated effective as of February 8, 2011 (the “Amendment”). If Mr. Kerr’s employment is terminated without Cause, Mr. Kerr’s Retirement (as defined above) occurs, or Mr. Kerr resigns for Position Diminishment (as defined above), he will be entitled to receive as severance an amount equal to: (i) base salary for the remainder of the Extended Term (plus an additional amount equal to the annual base salary if the termination of employment occurs on or before December 31, 2011), paid in accordance with the Company’s standard payroll practices over the remainder of the Extended Term, and (ii) a bonus component. If the annual bonus for the year of termination is determined by the Compensation Committee under a program intended to qualify as performance-based for purposes of Section 162(m) of the Internal Revenue Code (an “Exempt Bonus”), the bonus component will be determined under the factors for such bonus, with such adjustments as the Compensation Committee makes under such factors (including the ability to adjust downwards but not upwards), but such amount will not be prorated for any partial year of service. If the annual bonus for the year of termination is not intended to be an Exempt Bonus, the bonus component will be equal to the annual base salary, but not prorated for any partial year of service.

Effective as of February 8, 2011, if, within 12 months following a Change of Control (as defined in the Company 2008 Equity Compensation Plan), Mr. Kerr’s employment ends on a termination without Cause or for Position Diminishment, in lieu of the severance described in the preceding paragraph, Mr. Kerr will be entitled to receive an aggregate amount equal to 250% of annual base salary plus 250% of his target annual bonus paid in equal installments over a 24 month period in accordance with the Company’s standard payroll policies and procedures.

In order to receive any severance benefits or accelerated vesting provided under the Amendment, Mr. Kerr must execute a release in the form provided by the Company of all legally-releasable claims that Mr. Kerr may then have against the Company and any of its affiliates and must continue to comply with the noncompetition and other restrictive covenants.

Skarzynski Executive Employment Agreement

We entered into an Executive Employment Agreement with Mr. Skarzynski effective January 12, 2009, which was superseded by the Settlement Agreement and General Release we entered into with him effective January 11, 2010, see “Compensation Discussion and Analysis — Skarzynski Settlement Agreement and General Release” above. For purposes of the 2010 Potential Payments upon Termination or Change in Control Table, the following narrative describes the payments Mr. Skarsynski received under the Settlement Agreement and General Release.

2010 Potential Payments Upon Termination or Change in Control

		Without
		Cause	Change in	Voluntary
		Termination	Control	Termination	Death	Disability
Name	Benefit	(1) ($)	(2) ($)	(3) ($)	($)	($)

William T. Kerr(4)	Severance	1,780,470	1,780,470	—	—	—
	Acceleration of Vesting	—	5,620,023 (5)	—	5,620,023	5,620,023
	Parachute payment tax	—	—	—	—	—
	gross-ups
	Total	1,780,470	7,400,493	—	5,620,023	5,620,023
Sean R. Creamer	Severance	1,269,554	1,611,782	—	—	—
	Acceleration of Vesting(6)	—	4,839,971	—	4,839,971	4,839,971
	Benefits continuation	30,990	41,320	—	—	—
	Parachute payment tax gross-ups	—	—	—	—	—
	Total	1,300,544	6,493,073	—	4,839,971	4,839,971
Michael P. Skarzynski(7)	Severance	—	—	750,000	—	—
	Acceleration of	—	—	—	—	—
	Vesting(6)
	Benefits Continuation	—	—	21,151	—	—
	Parachute payment tax	—	—	—	—	—
	gross-ups
	Total	—	—	771,151	—	—
Timothy T. Smith	Severance	1,050,000	1,340,000	—	—	—
	Acceleration of Vesting(6)	—	3,205,142	—	3,205,142	3,205,142
	Benefits continuation	31,127	41,503	—	—	—
	Parachute payment tax	—	—	—	—	—
	gross-ups
	Total	1,081,127	4,586,645	—	3,205,142	3,205,142
Carol Hanley	Severance	944,972	1,202,691	—	—	—
	Acceleration of Vesting(6)	—	671,821	—	671,821	671,821
	Benefits continuation	30,660	40,881	—	—	—
	Parachute payment tax	—	—	—	—	—
	gross-ups
	Total	975,632	1,915,393	—	671,821	671,821
V. Scott Henry	Severance	903,394	1,146,918	—	—	—
	Acceleration of Vesting(6)	—	1,704,750	—	1,704,750	1,704,750
	Benefits continuation	30,462	40,616	—	—	—
	Parachute payment tax	—	—	—	—	—
	gross-ups
	Total	933,856	2,892,284	—	1,704,750	1,704,750
Pierre C. Bouvard	Severance	1,014,216		—	—	—
	Acceleration of Vesting(6)	—	—	—	—	—
	Benefits continuation	31,461	—	—	—	—
	Parachute payment tax	—	—	—	—	—
	gross-ups
	Total	1,045,677	—	—	—	—

(1)	Except for Ms. Hanley, this column also includes payments that would be made if the Executive is permitted to resign and actually terminates employment as a result of Position Diminishment. Ms. Hanley is not permitted to resign for Position Diminishment.

(2)	No amounts would be payable to any NEO solely as a result of a change of control of the Company. The amounts set forth in this column represent amounts that would be payable if the executive is actually terminated without cause or is permitted to resign and actually terminates employment during a window period following a change of control of the Company. Ms. Hanley is not permitted to resign for Position Diminishment.

(3)	Other than for Mr. Skarzynski, the amounts set forth in this column represent the amount payable pursuant to voluntary terminations other than as a result of a Position Diminishment.

(4)	Mr. Kerr entered into an Executive Employment Agreement on February 12, 2010. The disclosures in this table are consistent with the terms of the Executive Employment Agreement. For purposes of this table, we assume that Mr. Kerr received an annual incentive bonus in 2010 of 100% of his base salary pursuant to the Executive Employment Agreement.

(5)	Represents the maximum acceleration. Pursuant to the “best net” provisions of Mr. Kerr’s employment agreement, this amount could be reduced.

(6)	Represents the amount of compensation that would have been received on December 31, 2010, upon the acceleration of vesting of all outstanding unvested share-based awards by each NEO. For stock options, the value was determined based upon each option’s intrinsic value (i.e., difference between the share’s market price on December 31, 2010, and the related option’s exercise price). For restricted stock, the value was determined based upon the share market price as of December 31, 2010, $41.52. The compensation amounts are not necessarily equal to the Company’s unvested share-based compensation.

(7)	Effective January 11, 2010, Mr. Skarzynski resigned, and we entered into a Settlement Agreement and General Release with him. For additional details, see “Compensation Discussion and Analysis — Skarzynski Settlement Agreement and General Release” above.

Compensation Committee Interlocks and Insider Participation

John A. Dimling, Erica Farber, Philip Guarascio, Larry E. Kittelberger and Luis G. Nogales served on the Compensation and Human Resources Committee of the Board of Directors during 2010. William T. Kerr served as a member of the Compensation and Human Resources Committee until he resigned on January 11, 2010 upon being appointed President and CEO. Other than Mr. Kerr, no member of the Compensation and Human Resources Committee was at any time during 2010, or formerly, an officer or employee of Arbitron or any of its subsidiaries, and no member of the Compensation and Human Resources Committee had any relationship with Arbitron during 2010 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers serves as a member of the Board of Directors or executive compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors.

CONSIDERATION OF RISK IN OUR COMPENSATION PROGRAMS

We have considered the risk associated with our compensation policies and practices for all employees, and we believe we have designed our compensation policies and practices in a manner that does not create incentives that are likely to lead to excessive risk taking that would have a material adverse effect on the Company.

STOCK OWNERSHIP INFORMATION

Stock Ownership of Arbitron’s Directors and Executive Officers

The following table sets forth the number of shares of our common stock beneficially owned, directly or indirectly, as of April 1, 2011, by (i) each nominee for election as a director, (ii) each person who served as a director during 2010, (iii) the NEOs, and (iv) our directors, nominees, and executive officers as a group. Each person has sole voting and investment power with respect to the shares beneficially owned by that person, except as otherwise indicated. The percentages below are based on the number of shares of our common stock issued and outstanding as of April 1, 2011.

	Amount and Nature of Beneficial Ownership		Other(3)
	Number of Shares of	Percent of Shares	Deferred
Name of Individual	Common Stock	of Common Stock	Stock	Dividend
or Identity of Group	Beneficially Owned(1)	Owned(2)	Units	Equivalents	Total

Directors:
Shellye L. Archambeau(4)(5)	58,821	*	1,235	94	60,150
David W. Devonshire(4)	38,324	*	1,141	43	39,508
John A. Dimling	—	*	2,641	99	2,740
Erica Farber(4)	52,756	*	—	24	24
Philip Guarascio(4)(5)	81,757	*	1,141	127	1,268
William T. Kerr(4)(5)	167,096	*	—	—	167,096
Larry E. Kittelberger(4)(5)	90,283	*	3,543	313	94,139
Luis G. Nogales(4)(5)	72,846	*	1,141	172	74,159
Richard A. Post(4)(5)	111,014	*	2,689	188	113,891
Named Executive Officers:
Sean R. Creamer(4)	202,084	*	—	—	—
Michael P. Skarzynski(6)	—	—	—	—	—
Timothy T. Smith(4)	105,232	*	—	—	105,232
V. Scott Henry(4)	65,570	*	—	—	65,570
Carol Hanley(4)	24,703	*	—	—	24,703
Pierre Bouvard(7)	—	*	—	—	—
All Executive Officers and Directors as a Group (17 persons)(4)(5)	1,132,394	4.03%

*	Represents less than 1%.

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days after April 1, 2011. More than one person may be deemed to be a beneficial owner of the same securities.

(2)	For the purpose of computing the percentage ownership of each beneficial owner, any securities that were not outstanding but that were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days after April 1, 2011, were deemed to be outstanding in determining the percentage owned by such person, but were deemed not to be outstanding in determining the percentage owned by any other person.

(3)	While the amounts in the “Other” column for deferred stock units and dividend equivalent units in do not represent a right of the holder to acquire beneficial ownership of our common stock within 60 days after April 1, 2011, we disclose these amounts because we believe they further our goal of aligning director and stockholder interests. The deferred stock units and dividend equivalents in the “Other” column will be fully vested within 60 days of April 1, 2011 but do not convert into shares of common stock sooner than six months following termination of service as a director. This vesting schedule has applied to all director deferred stock units and corresponding dividend equivalents issued on or after January 1, 2010. The value of deferred stock units fluctuates based on changes in Arbitron’s stock price. Similarly, the value of dividend equivalent units fluctuates based on changes in Arbitron’s stock price.

(4)	Includes options exercisable within 60 days from April 1, 2011 for Ms. Archambeau to purchase 55,756 shares of common stock; includes options exercisable within 60 days from April 1, 2011 for Mr. Devonshire to purchase 38,324 shares of common stock; includes options exercisable within 60 days from April 1, 2011 for Ms. Farber to purchase 49,650 shares of common stock; includes options exercisable within 60 days from April 1, 2011 for Mr. Guarascio to purchase 76,710 shares of common stock; includes options exercisable within 60 days from April 1, 2011 for Mr. Kerr to purchase 77,826 shares of common stock; includes options exercisable within 60 days from April 1, 2011 for Mr. Kittelberger to purchase 75,295 shares of common stock; includes options exercisable within 60 days from April 1, 2011for Mr. Nogales to purchase 65,101 shares of common stock; includes options exercisable within 60 days from April 1, 2011 for Mr. Post to purchase 102,108 shares of common stock; includes options exercisable within 60 days from April 1, 2011 for Mr. Creamer to purchase 139,355 shares of common stock; includes options exercisable within 60 days from April 1, 2011 for Mr. Smith to purchase 71,834 shares of common stock; includes options exercisable within 60 days from April 1, 2011 for Mr. Henry to purchase 53,325 shares of common stock; includes options exercisable within 60 days from April 1, 2011 for Ms. Hanley to purchase 23,000 shares of common stock; and, includes options exercisable within 60 days from April 1, 2010 for all executive officers and directors as a group to purchase 882,922 shares of common stock.

(5)	Includes 3,065 DSUs for Ms. Archambeau, which will be fully vested within 60 days of April 1, 2011, and convert to shares of common stock on a one-for-one basis following termination of service as a director; includes 5,047 DSUs for Mr. Guarascio, which will be fully vested within 60 days of April 1, 2011, and convert to shares of common stock on a one-for-one basis following termination of service as a director; includes 88,407 DSUs for Mr. Kerr, which will be fully vested within 60 days of April 1, 2011, and convert to shares of common stock on a one-for-one basis following termination of service or are subject to accelerated vesting terms upon retirement in accordance with the terms of his executive employment agreement; includes 14,988 DSUs for Mr. Kittelberger, which will be fully vested within 60 days of April 1, 2011, and convert to shares of common stock on a one-for-one basis following termination of service as a director; includes 7,745 DSUs for Mr. Nogales, which will be fully vested within 60 days of April 1, 2011, and convert to shares of common stock on a one-for-one basis following termination of service as a director; and includes 7,906 DSUs for Mr. Post, which will be fully vested within 60 days of April 1, 2011, and convert to shares of common stock on a one-for-one basis following termination of service as a director.

(6)	The stock ownership information is provided to the best of our knowledge as Mr. Skarzynski resigned effective as of January 10, 2010.

(7)	The stock ownership information is provided to the best of our knowledge as Mr. Bouvard was terminated effective as of September 30, 2010.

Stock Ownership of Arbitron’s Principal Stockholders

The following table sets forth the number of shares of our common stock beneficially owned, directly or indirectly, by each person known to us to beneficially own more than 5% of our outstanding common stock. This information is based solely upon the beneficial ownership of these persons as reported to us as of the date of the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission on behalf of such persons. Each person or entity has sole voting and investment power with respect to the shares beneficially owned by that person or entity, except as otherwise indicated. The percentages below are based on the number of shares of our common stock issued and outstanding as of April 1, 2011.

	Amount and Nature of		Percent of Common
Name and Address of Beneficial Owner	Beneficial Ownership		Stock Owned

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	3,217,098	(1)	11.9%
Abrams Capital Management, L.P.
Abrams Capital Partners II, L.P.
Abrams Capital, LLC
Abrams Capital Management, LLC
Abrams Capital Management, L.P.
David C. Abrams 222 Berkley Street, 22nd Floor Boston, Massachusetts 02116	3,027,175	(2)	11.2%
BlackRock, Inc.
BlackRock Japan Co. Ltd.
BlackRock Advisors LLC
BlackRock Institutional Trust Company, N.A.
BlackRock Fund Advisors
BlackRock.Asset Management Australia Limited
BlackRock Capital Management, Inc.
BlackRock Financial Management, Inc.
BlackRock Investment Management, LLC
BlackRock Asset Management Ireland Limited
BlackRock International Limited 142 West 57th Street New York, New York 10019	2,063,864	(3)	7.6%

(1)	As reported on Schedule 13G/A filed on February 14, 2011. According to the Schedule 13G/A, Wellington Management Company, LLP represents 3,217,098 common shares which it was deemed to beneficially own as a result of acting as investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act, and Wellington Management Company, LLP has shared voting power with respect to 2,739,698 common shares and shared dispositive power with respect to 3,217,098 common shares.

(2)	As reported on Schedule 13G/A filed on February 11, 2011. According to the Schedule 13G/A, (a) Abrams Capital Partners II, L.P. has shared voting and dispositive power with respect to 2,756,042 common shares, (b) Abrams Capital, LLC has shared voting and dispositive power with respect to 3,333,790 common shares, and (c) Abrams Capital Management, LLC, Abrams Capital Management, L.P. and David Abrams each have shared voting and dispositive power with respect to 3,561,610 common shares. The Schedule 13G/A indicates that shares reported herein for Abrams Capital Partners II, L.P. (“ACP II”) represent shares beneficially owned by ACP II and other private investment funds for which Abrams Capital serves as general partner. Shares reported herein for Abrams Capital Management, L.P. (“Abrams CM LP”) and Abrams Capital Management, LLC (“Abrams CM LLC”) represent the above-referenced shares beneficially owned by Abrams Capital and shares beneficially owned by another private investment fund for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. Shares reported herein for Mr. Abrams represent the above referenced shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC. Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein. Subsequent to the Schedule 13G/A filing, Abrams CM LP filed a Form 4 on February 28, 2011 to disclose the disposition of some Arbitron common shares. Abrams Capital Partners II, L.P. sold 191,841 common shares. According to the Form 4, Abrams Capital Partners II, L.P. may be deemed to beneficially own 2,564,201 common shares, Abrams Capital, LLC may be deemed to beneficially own 3,100,310 common shares, and David Abrams, Abrams CM LP and Abrams CM LLC may be deemed to beneficially own 3,311,610 common shares. On March 2, 2011, Abrams CM LP filed a Form 4 to disclose the disposition of some Arbitron common stock. Abrams Capital Partners II, L.P. sold 6,736 common shares. According to the Form 4, Abrams Capital Partners II, L.P. may be deemed to beneficially own 2,558,985 common shares, Abrams Capital, LLC may be deemed to beneficially own 3,094,004 common shares, and David Abrams, Abrams CM LP and Abrams CM LLC may be deemed to beneficially own 3,304,874 common shares. On March 7, 2011, Abrams CM LP filed a Form 4 to disclose the disposition of some Arbitron common stock. Abrams Capital Partners II, L.P. sold 5,886 common shares. According to the Form 4, Abrams Capital Partners II, L.P. may be deemed to beneficially own 2,553,099 common shares, Abrams Capital, LLC may be deemed to beneficially own 3,086,887 common shares, and David Abrams, Abrams CM LP and Abrams CM LLC may be deemed to beneficially own 3,297,272 common shares. On March 9, 2011, Abrams CM LP filed a Form 4 to disclose the disposition of some Arbitron common stock. Abrams Capital Partners II, L.P. sold 209,138 common shares. According to the Form 4, Abrams Capital Partners II, L.P. may be deemed to beneficially own 2,343,961common shares, Abrams Capital, LLC may be deemed to beneficially own 2,834,024 common shares, and David Abrams, Abrams CM LP and Abrams CM LLC may be deemed to beneficially own 3,027,175common shares.

(3)	As reported on a Schedule 13G/A filed on February 2, 2011. BlackRock, Inc. on its own behalf and on behalf of any subsidiaries listed in the Schedule 13G/A indicated it had sole voting and dispositive power for all 2,063,864 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions.  The Board of Directors has adopted a written Policy and Procedures with Respect to Related Person Transactions (the “Policy”), which is administered by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for the implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our proxy statement. In addition, the Nominating and Corporate Governance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. It is our policy to enter into or ratify disclosable related person transactions only when the Nominating and Corporate Governance Committee determines that the related person transaction in question is in, or is not inconsistent with, the best interests of the Company and our stockholders. In the course of its review and approval or ratification of a disclosable related party transaction, the Nominating and Corporate Governance Committee considers:

•	the benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction;

•	the terms available to unrelated third parties or to employees generally; and

•	any other matters the Nominating and Corporate Governance Committee deems appropriate.

Any member of the Nominating and Corporate Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote to approve or ratify the transaction; provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Nominating and Corporate Governance Committee at which the transaction is considered.

We have not entered into any related person transactions that meet the requirements for disclosure in this proxy statement.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 2)

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, added Section 14A to the Securities Exchange Act of 1934 (the “Exchange Act”), which enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation and Other Information — Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 20 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As a result of its review process, for fiscal year 2010 and during fiscal year 2011 the Compensation Committee made the following changes to our executive compensation practices:

•	Eliminated stock options as a form of non-employee director compensation and replacing the initial grant and annual stock option grant with deferred stock units;

•	Eliminated the 20% premium for non-employee directors electing to receive deferred stock units in lieu of cash for fees;

•	Amended our standard form of non-employee director deferred stock unit grant agreement to provide for (i) vesting in three equal annual installments beginning on the first anniversary from the date of grant; and (ii) distribution of deferred stock units no sooner than six months following termination of board service;

•	Included performance-based awards in the 2010 non-equity incentive plan and long-term incentive plan design to encourage management to make decisions that align our long-term goals with our stockholders’ interests; and

•	Adopted a clawback provision in our performance cash awards and new executive retention agreements to allow the Board of Directors to recoup any excess incentive compensation paid to our named executive officers and other key members of our executive team if the financial results on which the awards were based are materially restated due to fraud or misconduct of the executive.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and

Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimous recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE
COMPENSATION
(Proposal 3)

Section 14A of the Exchange Act, as added by the Dodd-Frank Act, also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 included on page 50 of this proxy statement. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Arbitron, and therefore our Board of Directors recommends that you vote for an annual interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement consistent with the long-term incentive plans. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for Arbitron, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the preferred frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or Arbitron in any way, the board may decide that it is in the best interests of our stockholders and Arbitron to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

The Board of Directors unanimously recommends a vote for the option of once every year as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 4)

We are asking the stockholders to ratify the Audit Committee’s appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2011. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Arbitron’s and its stockholders’ best interests.

KPMG has audited our consolidated financial statements annually since 2001. Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

The affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting is necessary to approve Proposal 4, the ratification of the appointment of our independent registered public accounting firm. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote on Proposal 4. The persons named in the accompanying form of proxy intend to vote such proxies to ratify the appointment of KPMG unless a contrary choice is indicated.

The Board unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2011.

AUDIT FEES AND PREAPPROVAL POLICIES AND PROCEDURES

The Audit Committee of the Board of Directors has selected KPMG LLP, our current independent registered public accounting firm, to serve as our independent registered public accounting firm for the year ending December 31, 2010.

The Board of Directors has requested that representatives of KPMG LLP attend the Annual Meeting, and they are expected to attend. These representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to stockholder questions.

The following table sets forth the aggregate fees billed to Arbitron for services rendered during, or in connection with, the fiscal years ended December 31, 2010, and 2009, by KPMG LLP:

	2010	2009

Audit Fees(1)	$480,000	$455,000

Audit-Related Fees
Benefit Plan Audits	34,000	33,000

Total Audit-Related Fees	34,000	33,000
Tax Fees	3,000	3,000

All Other Fees
Continuing Education Seminars	1,000	3,000

Total All Other Fees	1,000	3,000

Total Fees to Independent Auditors	$518,000	$494,000

(1)	Audit fees include costs associated with the audit of our financial statements included in our annual report on Form 10-K, the review of financial statements included in our quarterly reports on Form 10-Q, the annual audit of our internal control over financial reporting, one foreign statutory audit and consents provided with certain Form S-8 filings.

The Audit Committee, in accordance with the preapproval policies and procedures described below, approved all of the services described in the table above.

Preapproval Policies and Procedures

The Audit Committee’s policy is to specifically review and preapprove any engagement of the independent registered public accounting firm to provide any audit or permissible nonaudit service to Arbitron. In the event that preapproval is required prior to a scheduled meeting, the Audit Committee has delegated authority to its Chairman to specifically preapprove engagements for the performance of nonaudit services, provided that the estimated cost for such services is less than $25,000. If the Chairman is not available, another member of the Audit Committee may preapprove such nonaudit service engagement. All decisions made under this delegation of authority are required to be reported to the full Audit Committee for ratification at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to U.S. generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for fiscal year 2010 with the Company’s management and has discussed these financial statements with KPMG LLP, the Company’s registered independent public accounting firm. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). KPMG LLP also provided the Audit Committee with both the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with the Audit Committee the independence of KPMG LLP from the Company. In addition, the Audit Committee has considered whether the provision of nonaudit services, and the fees charged for such nonaudit services, by KPMG LLP are compatible with maintaining the independence of KPMG LLP from the Company, and determined that they are compatible with independence.

The Audit Committee discussed with the Company’s internal and independent accountants the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer, Chief Financial Officer and Vice President, Accounting Services and Treasury of the Company to discuss the processes they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

In reliance on the reviews and discussions referred to above and based on the foregoing, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements for fiscal year 2010 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by the Audit Committee of the Board of
Directors

Richard A. Post, Chair
Shellye L. Archambeau
David W. Devonshire

OTHER MATTERS

Arbitron Mailing Address

Our current mailing address is 9705 Patuxent Woods Drive, Columbia, Maryland 21046.

Multiple Stockholders Sharing the Same Address

We are sending only one annual report and proxy statement or Notice of Internet Availability of Proxy Materials to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate annual report, proxy statement, or Notice of Internet Availability of Proxy Materials in the future, they may telephone Arbitron’s Treasury Manager at (410) 312-8278 or write to him at 9705 Patuxent Woods Drive, Columbia, Maryland 21046. If you did not receive an individual copy of this proxy statement or our annual report or Notice of Internet Availability of Proxy Materials and you wish to do so, we will send you a copy if you contact Arbitron’s Treasury Manager in the same manner. In addition, if you are receiving multiple copies of our annual report and proxy statement or Notice of Internet Availability of Proxy Materials, you can request householding by contacting Arbitron’s Treasury Manager in the same manner.

Stockholder Proposals for Next Year’s Annual Meeting

If you want us to consider including a stockholder proposal in next year’s proxy statement, you must deliver such proposal in writing to Timothy T. Smith, Executive Vice President and Chief Legal Officer, Legal and Business Affairs and Secretary at 9705 Patuxent Woods Drive, Columbia, Maryland 21046, no later than December 16, 2011.

Any other matters proposed to be submitted for consideration at next year’s annual meeting of stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended) must be given in writing to our Corporate Secretary and received at our principal executive offices not less than 90 days nor more than 120 days prior to the date of the 2011 annual meeting of stockholders. The proposal must contain specific information required by our bylaws, which are on file with the Securities and Exchange Commission and may be obtained from our Corporate Secretary upon written request. If a stockholder proposal is received before or after the range of dates specified above, our proxy materials for the next annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy materials.

Director Nominations

In accordance with procedures and requirements set forth in Article II, Section 13 of our bylaws, stockholders may propose nominees for election to the Board of Directors only after providing timely written notice to the Corporate Secretary, as set forth in the immediately preceding paragraph above. The notice must set forth:

•	The nominee’s name, age, business address and residence address;

•	The nominee’s principal occupation or employment;

•	Number of shares of Arbitron common stock beneficially owned by the nominee;

•	Any other information concerning the nominee that would be required, under rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of directors; and

•	Name and record address of, and number of shares of Arbitron common stock beneficially owned by, the stockholder making the nomination.

Proxy Solicitation

We have retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee not to exceed $8,000, plus reimbursement of out-of-pocket expenses. We will pay all expenses of soliciting proxies for the 2010 Annual Meeting. In addition to solicitations by mail, we have made arrangements for brokers, custodians, nominees and other fiduciaries to send proxy materials to their principals and we will reimburse them for their reasonable out-of-pocket expenses in doing so. Certain of our employees, who will receive no additional compensation for their services, may also solicit proxies by telephone, telecopy, personal interview or other means.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Arbitron with the Securities and Exchange Commission and the New York Stock Exchange. Such reporting persons are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely upon a review of Section 16(a) reports furnished to us for 2010, and/or on written representations from certain reporting persons that no reports were required, we believe that our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2010, except for one late Form 4 filing in January 2010 for Mr. Dimling to report his beneficial ownership upon becoming a director.

Annual Report

A copy of our annual report for the year ended December 31, 2010 accompanies this proxy statement.

Arbitron has made previous filings under the Securities Act of 1933, as amended, and the Exchange Act that incorporate future filings, including this proxy statement, in whole or in part. However, the Report of the Compensation and Human Resources Committee and the Report of the Audit Committee shall not be incorporated by reference into any such filings.

ARBITRON INC. 9705 PATUXENT WOODS DR. COLUMBIA, MD 21046 ATTN: KENNETH PAQUIN
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
	☐	☐	☐
1. Election of Directors Nominees

01	Shellye L. Archambeau	02	David W. Devonshire	03	John A. Dimling	04	Erica Farber	05	Philip Guarascio
06	William T. Kerr	07	Larry E. Kittelberger	08	Luis G. Nogales	09	Richard A. Post

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2.	An advisory vote on executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 year	3 year	Abstain

3.	An advisory vote on the frequency of holding an advisory vote on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

4.	To ratify the selection by the Audit Committee of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

ARBITRON INC.
This proxy is solicited by the board of directors
Annual meeting of Stockholders
5/24/2011 09:00:00
The undersigned hereby appoints Sean R. Creamer and Timothy T. Smith and either of them, as the proxies of the undersigned, with full power of substitution in each, to vote at the annual meeting of stockholders to be held on May 24, 2011, and at any adjournment or postponement thereof all of the undersigned’s shares of common stock of Arbitron Inc. held of record on March 31, 2011, in the manner indicated on the reverse side hereof. The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Continued and to be signed on reverse side